Exhibit 10.1

CREDIT AGREEMENT

Among

REAL REMAX GROUP INC.,

as the Borrower,

The Several Lenders from Time to Time Party Hereto,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as the Administrative Agent

Dated as of August 24, 2026,

KENNEDY LEWIS INVESTMENT MANAGEMENT LLC and FORTRESS CREDIT CORP.,
as Joint Lead Arrangers

MORGAN STANLEY SENIOR FUNDING, INC., APOLLO GLOBAL FUNDING, LLC,
UBS SECURITIES LLC and TCBI SECURITIES, INC.,
as Joint Bookrunners

TABLE OF CONTENTS

Page

Section 1.	DEFINITIONS	1

1.1	Defined Terms	1
1.2	Other Definitional Provisions	40
1.3	Interest Rates; Benchmark Notification	41
1.4	Divisions	41
1.5	Certain Calculations	41
1.6	[Reserved]	42
1.7	Payment and Performance Dates	42
1.8	Pro Forma Calculations	42

Section 2.	AMOUNT AND TERMS OF COMMITMENTS	42

2.1	Term Commitments	42
2.2	Procedure for Term Loan Borrowing	43
2.3	Repayment of Term Loans	43
2.4	Revolving Commitments	43
2.5	Procedure for Revolving Loan Borrowing	43
2.6	Commitment Fees, etc	44
2.7	Termination or Reduction of Revolving Commitments	44
2.8	Optional Prepayments	44
2.9	Mandatory Prepayments and Commitment Reductions	45
2.10	Conversion and Continuation Options	48
2.11	Limitations on Term Benchmark Tranches	49
2.12	Interest Rates and Payment Dates	49
2.13	Computation of Interest and Fees	49
2.14	Inability to Determine Interest Rate	50
2.15	Pro Rata Treatment and Payments	52
2.16	Requirements of Law	53
2.17	Taxes	54
2.18	Indemnity	57
2.19	Change of Lending Office	57
2.20	Replacement of Lenders	57
2.21	Defaulting Lenders	58
2.22	Incremental Facilities	60
2.23	Extension of Loans and Revolving Commitments	63

Section 3.	LETTERS OF CREDIT	66

3.1	L/C Commitment	66
3.2	Procedure for Issuance of Letter of Credit	66
3.3	Fees and Other Charges	67
3.4	L/C Participations	67
3.5	Reimbursement Obligation of the Borrower	68
3.6	Obligations Absolute	68
3.7	Letter of Credit Payments	69
3.8	Applications	69
3.9	Cash Collateral	69

i

Section 4.	REPRESENTATIONS AND WARRANTIES	70

4.1	Financial Condition	70
4.2	No Change	70
4.3	Existence; Compliance with Law	70
4.4	Power; Authorization; Enforceable Obligations	71
4.5	No Legal Bar	71
4.6	Litigation	71
4.7	No Default	71
4.8	Ownership of Property; Liens	71
4.9	Intellectual Property	71
4.10	Taxes	72
4.11	Federal Regulations	72
4.12	ERISA; Canadian Pension Plans	72
4.13	Investment Company Act; Other Regulations	73
4.14	Subsidiaries	73
4.15	Environmental Matters	73
4.16	Accuracy of Information, etc	74
4.17	Security Documents	75
4.18	Solvency	75
4.19	Sanctions, Anti-Terrorism Laws, Export Control Laws, and Anti-Corruption Laws	75
4.20	Affected Financial Institutions	75

Section 5.	CONDITIONS PRECEDENT	76

5.1	Conditions to Initial Loan	76
5.2	Conditions to Each Loan	78

Section 6.	AFFIRMATIVE COVENANTS	78

6.1	Financial Statements	78
6.2	Certificates; Other Information	79
6.3	Payment of Tax and Government Liabilities	80
6.4	Maintenance of Existence; Compliance	81
6.5	Maintenance of Property; Insurance	81
6.6	Inspection of Property; Books and Records	81
6.7	Notices	82
6.8	Environmental Laws	83
6.9	Additional Collateral, etc	83
6.10	Use of Proceeds	85
6.11	Maintenance of Ratings	85
6.12	Anti-Corruption Laws, Anti-Terrorism Laws, Export Control Laws, and Sanctions	85
6.13	Post-Closing Obligations	85
6.14	[Reserved].	85
6.15	Further Assurances	85

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Section 7.	NEGATIVE COVENANTS	86

7.1	Financial Condition Covenant	86
7.2	Indebtedness	86
7.3	Liens	88
7.4	Fundamental Changes	90
7.5	Disposition of Property	91
7.6	Restricted Payments	92
7.7	Investments	94
7.8	Optional Payments and Modifications of Certain Debt Instruments	96
7.9	Sale-Leaseback Transactions	96
7.10	Material Property	96
7.11	[Reserved]	97
7.12	Changes in Fiscal Periods	97
7.13	Negative Pledge Clauses	97
7.14	Clauses Restricting Subsidiary Distributions	97
7.15	Lines of Business	98
7.16	Anti-Corruption Laws, Anti-Terrorism Laws, Export Control Laws, and Sanctions	98
7.17	Anti-Money Laundering	98
7.18	Limited Activities of Limited ULC.	98
7.19	Canadian Pension Plans	99
7.20	Transactions with Affiliates	99

Section 8.	EVENTS OF DEFAULT	100

8.1	Events of Default	100
8.2	Application of Funds	103

Section 9.	THE ADMINISTRATIVE AGENT	104

9.1	Appointment	104
9.2	Delegation of Duties	104
9.3	Exculpatory Provisions	104
9.4	Reliance by Administrative Agent	106
9.5	Notice of Default	107
9.6	Non-Reliance on Agents and Other Lenders	107
9.7	Indemnification	108
9.8	Agent in Its Individual Capacity	108
9.9	Successor Administrative Agent	108
9.10	Certain ERISA Matters	108
9.11	Acknowledgements of Lenders and Issuing Lenders	110

Section 10.	MISCELLANEOUS	112

10.1	Amendments and Waivers	112
10.2	Notices	114
10.3	No Waiver; Cumulative Remedies	115
10.4	Survival of Representations and Warranties	115
10.5	Expenses; Limitation of Liability; and Taxes	116
10.6	Successors and Assigns; Participations and Assignments	117
10.7	Adjustments; Set-off	120
10.8	Counterparts	121
10.9	Severability	122
10.10	Integration	122
10.11	Governing Law; JURISDICTION; consent to service of process	122
10.12	Submission to Jurisdiction; Waivers	123
10.13	Acknowledgements	124
10.14	Releases of Guarantees and Liens	125
10.15	Confidentiality	126
10.16	WAIVERS OF JURY TRIAL	126
10.17	USA PATRIOT Act	127
10.18	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	127
10.19	Acknowledgment Regarding Any Supported QFCs	127
10.20	Permitted Encumbrances and Subordination	128
10.21	Judgment Currency	128

iii

SCHEDULES:

1.1A       Commitments

1.1B       Immaterial Subsidiaries

4.6          Litigation

4.14        Subsidiaries

4.17(a)   UCC / PPSA Filing Jurisdictions

6.13        Post-Closing Obligations

7.2(d)     Existing Indebtedness

7.3(e)     Existing Liens

7.7          Investments

7.20        Transactions with Affiliates

EXHIBITS:

A-1        Form of Guarantee and Collateral Agreement

A-2        Form of Canadian Guarantee and Collateral Agreement

B            Form of Compliance Certificate

C            Form of New Lender Supplement

D            Form of Increased Facility Activation Notices

E             Closing Certificate

F             Form of Solvency Certificate

G            Form of Perfection Certificate

H            Form of Assignment and Assumption

I-1          Form of U.S. Tax Compliance Certificate

I-2          Form of U.S. Tax Compliance Certificate (Partnerships)

J             Form of Borrowing Notice

K            Form of Continuation/Conversion Notice

CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August 24, 2026, among Real REMAX Group Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and Morgan Stanley Senior Funding, Inc., as administrative agent.

Section 1.      DEFINITIONS

1.1           Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 4.00%, such rate shall be deemed to be 4.00% for purposes of this Agreement.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acquisition”: the direct or indirect acquisition by the Borrower of all issued and outstanding shares of capital stock of the Target Companies pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement”: that certain Agreement and Plan of Merger, dated as of April 26, 2026, by and among The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia, the Borrower, RE/MAX Holdings, Inc., a Delaware corporation and the other parties party thereto, together with all exhibits, schedules, appendices and other attachments thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Acquisition Deadline”: as defined in Section 2.9(e)(i).

“Adjustment Date”: each date of delivery to the Administrative Agent of a certificate of a Responsible Officer of the Borrower pursuant to Section 6.2(a).

“Administrative Agent”: Morgan Stanley Senior Funding, Inc., together with its Affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its permitted successors.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person; provided, that Mubadala and members of the Mubadala Group shall not be deemed Affiliates of Fortress or of any of its Affiliates.

“Agent Fee Letter”: the Agent Fee Letter dated August 24, 2026 between the Administrative Agent and the Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Amortization Premium Exception Amount”: as defined in Section 2.8(c).

“Ancillary Document”: as defined in Section 10.8(b).

“Anti-Corruption Laws”: U.S. Foreign Corrupt Practices Act, Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), Part IV or Section 426 (Secret Commissions) of the Criminal Code (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), Bribery Act 2010, and all applicable laws, rules, and regulations, including those of any jurisdiction applicable to the Borrower or any of the Borrower’s Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws”: the USA PATRIOT Act, the U.S. Currency and Foreign Transactions Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, 18 U.S.C. §§ 2339A and 2339B, Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations thereunder or Part II.1 of the Criminal Code (Canada), the UK Proceeds of Crime Act 2002, the Money Laundering, Terrorist Financing and Transfer of Funds (Information on Payer) Regulations 2017, the UK Terrorism Act 2000, in each case as amended, and all applicable laws, rules, and regulations, including those of any jurisdiction applicable to the Borrower or any of the Borrower’s Subsidiaries from time to time concerning or relating to money laundering or terrorism financing.

“Applicable ECF Threshold”: with respect to any fiscal year of the Borrower, the greater of $10 million and 5% of LTM EBITDA.

“Applicable Margin”: (a) with respect to Term Loans, (i) 4.50% per annum, in the case of ABR Loans and (ii) 5.50% per annum in the case of Term Benchmark Loans and (b) with respect to Revolving Loans, from the Closing Date through but excluding the first Business Day following the First Adjustment Date, (i) 3.00% per annum, in the case of ABR Loans and (ii) 4.00% per annum in the case of Term Benchmark Loans; provided that, from and after the first Business Day following the First Adjustment Date, the Applicable Margin with respect to Revolving Loans shall be the rate per annum set forth below in the row corresponding to the Total Net Leverage Ratio set forth in the certificate of a Responsible Officer of the Borrower most recently delivered pursuant to Section 6.2(a):

Total Net Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Term Benchmark Loans
> 2.00:1.00	3.00%	4.00%
≤ 2.00:1.00 but > 1.00:1.00	2.75%	3.75%
≤ 1.00:1.00	2.50%	3.50%

For the purposes of the foregoing and for the avoidance of doubt, changes in the Applicable Margin for Revolving Loans resulting from changes in the Total Net Leverage Ratio shall become effective on the first Business Day after each Adjustment Date (commencing on the First Adjustment Date) and shall remain in effect until the next change to be effected pursuant to this definition.

“Applicable Premium”: with respect to any prepayment, repayment, redemption (or deemed repayment) or acceleration of the Term Loans in connection with any Applicable Premium Event other than in respect of any Premium Exception Amount, (a) at any time prior to the first anniversary of the Closing Date, the aggregate amount of interest that would accrue on the Term Loans subject to such prepayment, repayment, redemption or acceleration in connection with such Applicable Premium Event from the date of prepayment, repayment, redemption or acceleration in connection with such Applicable Premium Event through (but excluding) the first anniversary of the Closing Date (assuming that the Term Loans are SOFR Loans having an Interest Period of three (3) months borrowed on such date of prepayment, repayment or redemption) plus an amount equal to 1.00% of the principal amount of Term Loans prepaid, repaid, redeemed or accelerated in connection with such Applicable Premium Event, (b) at any time from and after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, an amount equal to 1.00% of the principal amount prepaid, repaid, redeemed or accelerated in connection with such Applicable Premium Event and (c) at any time from and after the second anniversary of the Closing Date, an amount equal to 0.0% of the principal amount prepaid, repaid, redeemed or accelerated in connection with such Applicable Premium Event.

“Applicable Premium Event”: (a) any voluntary prepayment or mandatory prepayment (excluding mandatory prepayments made pursuant to Section 2.9(b) and Section 2.9(c) of the Term Loans) other than in respect of any Premium Exception Amount, (b) any payment pursuant to Section 2.20, (c) other than in connection with Section 2.9(e), any prepayment, repayment, distribution or redemption upon or following acceleration (including automatically as a result of any proceeding under any Debtor Relief Law) or otherwise, calculated on the principal amount so accelerated, (d) any prepayment, repayment or redemption in connection with the sale of all or substantially all of the assets, or Equity Interests, of the Loan Parties and their Subsidiaries (taken as a whole), or (e) any prepayment, repayment or redemption in connection with any Change of Control.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any non-ordinary course Disposition of any assets of the Borrower or any Subsidiary or series of related Dispositions of any assets of the Borrower or any Subsidiary (excluding any such Disposition permitted by clause (a), (b), (d), (e), (f), (g), (h), (i), (j) or (k) of Section 7.5), consisting of Net Cash Proceeds to the Borrower or any Subsidiary in excess of the greater of (i) $10 million and (ii) 5% of LTM EBITDA per Disposition or series of related Dispositions.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit H.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.14.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark”: the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent (at the direction of the Required Lenders) for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR;

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”: as defined in Section 10.7(a).

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocking Law”: The Foreign Extraterritorial Measures Act (Canada) and the regulations thereunder, as from time to time in effect, or replaced.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing”: Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Request”: a request by the Borrower for a Borrowing in accordance with Section 2.2 or 2.5, as applicable, which shall be substantially in the form of Exhibit J or otherwise approved by the Administrative Agent.

“Business”: as defined in Section 4.15(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that, in addition to the foregoing, a Business Day shall be in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.

“Canadian Defined Benefit Plan”: a Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Guarantee and Collateral Agreement”: the Canadian Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Canadian Subsidiary that is a Guarantor, substantially in the form of Exhibit A-2 or such other form as may be agreed by the Borrower and the Administrative Agent.

“Canadian ITA”: the Income Tax Act (Canada).

“Canadian Loan Party”: any Loan Party organized under the laws of any jurisdiction within Canada.

“Canadian Multiemployer Plan”: a Canadian Pension Plan (i) to which a Canadian Subsidiary contributes a fixed percentage of payroll or flat dollar amount, whether pursuant to a collective agreement, trust agreement, participation agreement, or similar agreement, and (ii) which is neither sponsored by nor administered by a Canadian Subsidiary.

“Canadian Pension Event”: a contribution failure or Lien has arisen in respect of any Canadian Pension Plan, other than Liens for contributions not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which contested amounts adequate reserves have been established.

“Canadian Pension Plan”: any “registered pension plans” (as defined in the Income Tax Act (Canada)), that is maintained, sponsored, administered or contributed to by any Canadian Subsidiary, or for which any Canadian Subsidiary has any liability, contingent or otherwise, but excluding the Canada Pension Plan and the Québec Pension Plan maintained by the Government of Canada or the Province of Québec, respectively.

“Canadian Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within Canada.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a financing or capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, would be classified as “property, plant or equipment” or any comparable items on a cash flow statement of such Person and its Subsidiaries or any capitalized software development costs.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capped Premium Exception Amount”: as defined in Section 2.8(c).

“Cash Collateralize”: in respect of an L/C Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral or deposit account balances, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable Issuing Lender (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government, the Canadian government or, in each case, issued by any political subdivision, agency or instrumentality thereof and backed by the full faith and credit of the United States or Canada, as applicable, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, bankers’ acceptances, money market deposits, eurodollar accounts or overnight bank deposits of any Lender or commercial bank, rated by two nationally recognized rating agencies not lower than A-1 by S&P or P-1 by Moody’s or equivalent, and having maturities of 13 months or less from the date of acquisition; (c) commercial paper of an issuer rated by two nationally recognized rating agencies not lower than A-1 by S&P or P-1 by Moody’s or equivalent, and maturing within 13 months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 13 months, with respect to securities issued or fully guaranteed or insured by the United States government or the Canadian government; (e) securities with maturities of 13 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, province or territory of the United States or Canada, by any political subdivision or taxing authority of any such state, commonwealth, province or territory or by any foreign government, the securities of which state, commonwealth, province, territory, political subdivision, taxing authority or foreign government (as the case may be) and rated by two nationally recognized rating agencies not lower than A by S&P or A by Moody’s or equivalent; (f) securities with maturities of 13 months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated by two nationally recognized rating agencies not lower than AAA by S&P or Aaa by Moody’s or equivalent, and (iii) have portfolio assets of at least $5 billion; (i) tax-exempt securities, including municipal bonds/notes and variable rate demand notes, rated by two nationally recognized rating agencies not lower than A-1 by S&P or P-1 by Moody’s or equivalent, with provisions for liquidity or maturity accommodations of 13 months or less; and (j) floating and fixed rate obligations of corporations, banks, and municipalities, including corporate bonds, medium term notes, floating rate notes, structured notes, deposit notes, Yankee notes and bonds, euro dollar notes and bonds and auction rate securities (preferred stock or bonds), which (i) in the case of short term securities are issued by an issuer which is rated by two nationally recognized rating agencies not lower than A-1 by S&P or P-1 by Moody’s or equivalent, or (ii) in the case of any other securities referenced in this clause (j), are issued by an issuer rated by two nationally recognized rating agencies not lower than AA by S&P or Aa by Moody’s or equivalent. With respect to any Foreign Subsidiary, “Cash Equivalents” shall also include any Investment substantially comparable to the foregoing but in the currency of the jurisdiction of organization of such Subsidiary, in Euros or Canadian Dollars.

“Cash Management Services”: treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services), netting services, employee credit or purchase card programs and similar programs, in each case provided to the Borrower or any Subsidiary.

“CFC”: a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control”: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of greater than 35% of the Capital Stock of the Borrower with ordinary voting power for the election of directors of the Borrower; or (b) at any time, a majority of members of the board of directors (or equivalent) of the Borrower shall cease to consist of Continuing Directors.

Notwithstanding anything to the contrary in this definition or any provision of Section 13(d)-3 of the Exchange Act, no person or “group” shall be deemed to beneficially own Capital Stock to be acquired by such person or “group” pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting agreement related thereto) until the consummation of the acquisition of the Capital Stock in connection with the transactions contemplated by such agreement.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is August 24, 2026.

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code”: the U.S. Internal Revenue Code of 1986, as amended.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: from the Closing Date through but excluding the first Business Day following the First Adjustment Date, the Commitment Fee Rate shall mean 0.50% per annum; provided that from and after the first Business Day following the First Adjustment Date, if (a) the Total Net Leverage Ratio is greater than 2.00 to 1.00, the Commitment Fee Rate shall mean 0.50% per annum, (b) the Total Net Leverage Ratio is less than or equal to 2.00 to 1.00 but greater than 1.00 to 1.00, the Commitment Fee Rate shall mean 0.375% per annum, and (c) the Total Net Leverage Ratio is less than or equal to 1.00 to 1.00, the Commitment Fee Rate shall mean 0.25% per annum. For the purposes of the foregoing and for the avoidance of doubt, changes in the Commitment Fee Rate resulting from changes in the Total Net Leverage Ratio shall become effective on the first Business Day after each Adjustment Date (commencing on the First Adjustment Date) and shall remain in effect until the next change to be effected pursuant to this definition.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower or a Group Member within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower or a Group Member and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes.

“Consolidated Amortization Expense”: for any period, the amortization expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets”: as at any date of determination, the total assets of the Borrower and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP (excluding cash, Cash Equivalents and investments in financial assets, including, but not limited to, US Treasury investments).

“Consolidated Current Liabilities”: as at any date of determination, the total liabilities of Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans or any other Funded Debt) on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Depreciation Expense”: for any period, the depreciation expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA”: for any Test Period, Consolidated Net Income for such Test Period adjusted by (x) adding thereto, in each case (except for clauses (j), (l) and (m)) only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication:

(a)            Consolidated Interest Expense;

(b)           Consolidated Amortization Expense;

(c)           Consolidated Depreciation Expense;

(d)           Consolidated Tax Expense;

(e)           the aggregate amount of all other non-cash charges (other than any write down or write off of receivables or any other payment rights similar to receivables) reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period);

(f)           compensation in the form of Capital Stock or other stock based compensation (including restricted stock units) to employees, directors, officers, real estate agents and loan officers and recorded as equity-based compensation expenses in accordance with GAAP;

(g)           dividends or other equity distributions permitted and included in operating income;

(h)           fees and indemnities of directors;

(i)            proceeds of business interruption insurance;

(j)            the amount of any loss from restructuring charges or reserves (which for the avoidance of doubt, shall include change of control bonuses, retention, escheat, fees related to executive recruiters, severance, relocation, excess pension charges, contract termination costs and future lease commitments); provided that the aggregate amount added-back pursuant to this clause (j) shall not exceed the Shared Adjustment Cap for any Test Period beginning with the trailing four fiscal quarter period ending December 31, 2027;

(k)           costs, fees, expenses (including documented and reasonable out-of-pocket legal expenses) and charges related to any Permitted Acquisition, Investment permitted hereunder, equity issuance or other financing transaction permitted hereunder, Disposition permitted hereunder, incurrence of any Indebtedness or other financing transaction permitted hereunder, amendment or modification of any debt instrument permitted hereunder, in each case, without regard to the consummation thereof;

(l)            cost savings, operating expense reductions, operating improvements and cost synergies (collectively, “Expected Cost Savings”) that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to be realized as a result of mergers and other business combinations, Permitted Acquisitions and other Investments, Dispositions, restructurings, cost savings initiatives and other similar initiatives after the Closing Date, in each case to the extent not prohibited by this Agreement (collectively, “Initiatives”) (calculated on a pro forma basis as though such Expected Cost Savings had been realized on the first day of such period), net of the amount of actual benefits realized in respect thereof as certified by a Responsible Officer, which certificate shall set forth in reasonable detail the specific actions taken or to be taken, the anticipated timing of such Initiatives, and a calculation of the amount of the applicable Expected Cost Savings; provided that (w) actions in respect of such Expected Cost Savings have been, or will be, taken within 18 months of the applicable Initiative, (x) no Expected Cost Savings shall be added pursuant to this clause (l) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, and (y) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (l) to the extent occurring more than 4 fiscal quarters after the applicable Initiative; provided further that the aggregate amount added back pursuant to this clause (l) shall not exceed the Shared Adjustment Cap for such Test Period;

(m)          Expected Cost Savings in connection with the Transaction identified by the Borrower to the Administrative Agent and Required Lenders prior to the Closing Date in an amount not to exceed $30 million; provided that the aggregate amount added-back pursuant to this clause (m) shall not exceed the Shared Adjustment Cap for such Test Period;

(n)          one-time, unusual or non-recurring charges and expenses (including documented and reasonable out-of-pocket legal expenses) incurred in connection with litigation, (including threatened litigation), any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general), including any settlements, fines, judgments and orders incurred during such Test Period; and

(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than amortization of deferred revenue (including contract liabilities), the accrual of revenue or recording of receivables in the ordinary course of business) for such Test Period.

Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a pro forma basis (which may include such adjustments as are permitted under Regulation S-X of the SEC and such other adjustments reflecting cost savings certified by a Responsible Officer which are related to actions implemented or to be implemented within one year of the applicable event, subject to the Shared Adjustment Cap for such Test Period), to give effect to any Permitted Acquisition and asset Dispositions (other than any asset Disposition in the ordinary course of business) consummated at any time on or after the first day of the four consecutive fiscal quarters thereof as if each such Permitted Acquisition had been effected on the first day of such Test Period and as if each such asset Disposition had been consummated on the day prior to the first day of such Test Period.

“Consolidated Indebtedness”: at a particular date, the aggregate outstanding principal amount of (a) consolidated third party funded Indebtedness for borrowed money (discounted for any original issue discount in connection with such Indebtedness), (b) Financing Lease Obligations, (c) guarantees of Indebtedness under clauses (a) and (b) above, (d) all purchase price adjustments, earn-outs or contingent payments, in each case, that are included as liabilities in accordance with GAAP and that are unpaid at least fifteen (15) days after becoming due and payable and (e) any drawn and unreimbursed Letter of Credit, in each case, of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP at such date; provided that it is understood and agreed that the full aggregate outstanding principal amount of the Loans then outstanding shall be included in determining the amount of Consolidated Indebtedness; provided further that, for the avoidance of doubt, Consolidated Indebtedness shall exclude (i) amounts relating to preferred equity and (ii) include any obligations under any Swap Agreements then due and payable that would be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date.

“Consolidated Interest Expense”: with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, the sum of (a) interest expense determined in accordance with GAAP for such period (net of any cash interest income), plus (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense (but excluding the amortization of debt issuance costs in connection with the Transactions) and (iii) the portion of any payments of accruals with respect to Financing Lease Obligations allocable to interest expense and (b) capitalized interest. Consolidated Interest Expense shall be calculated on a pro forma basis (which may include such adjustments as are permitted under Regulation S-X of the SEC and such other adjustments reflecting cost savings certified by a Responsible Officer which are related to actions implemented or to be implemented within one year of the applicable event) to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant four consecutive fiscal quarters in connection with any Permitted Acquisition and asset Dispositions (other than any asset Dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Net Income”: for any period, the net income or loss of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom, without duplication:

(a)           the income or loss of any Person (other than consolidated Subsidiaries of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period;

(b)           the cumulative effect of a change in accounting principles during such period;

(c)           any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations;

(d)           the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into, consolidated or amalgamated with the Borrower or any of its Subsidiaries or all or substantially all of the property or assets of such Person are acquired by the Borrower or any of its Subsidiaries;

(e)            the income of any consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of such income is not at the time permitted by operation of the terms of its Contractual Obligations and Requirements of Law;

(f)             any (i) extraordinary gain (or extraordinary loss) realized during such period by the Borrower or any of its Subsidiaries or (ii) gain (or loss) realized during such period by the Borrower or any of its Subsidiaries upon an asset Disposition (other than asset Dispositions in the ordinary course of business), in each case, together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by the Borrower or any of its Subsidiaries during such period;

(g)           unrealized gains and losses with respect to Swap Agreements during such period;

(h)          purchase accounting or similar accounting adjustments required or permitted by GAAP in connection with any Permitted Acquisition;

(i)            to the extent reflected in the calculation of such net income or loss, payments under earn-outs to which the seller in any Permitted Acquisition or Disposition becomes entitled; and

(j)            non-recurring or unusual gains (losses); provided that the aggregate amount of all losses excluded from Consolidated Net Income pursuant to this clause (j) shall not exceed the Shared Adjustment Cap for any Test Period beginning with the trailing four fiscal quarter period ending December 31, 2027.

“Consolidated Tax Expense”: for any period, the tax expense of the Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”: the directors (or equivalent group) of the Borrower on the Closing Date, after giving effect to the transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”: any of the following:

(i)       a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)       a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)       a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party”: as defined in Section 10.19.

“Credit Party”: The Administrative Agent, the Issuing Lender or any other Lender.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), the restructuring provisions of applicable Canadian corporate statutes, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, reorganization or analogous debtor relief Laws of the United States, Canada, or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amount”: as defined in Section 2.9(f).

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right”: has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: any Lender that has (a) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder or fund any portion of its participations in Letters of Credit; (b) notified the Borrower, the Administrative Agent, any Lender or the Issuing Lender orally or in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, the other Loan Documents or under other agreements in which it commits to extend credit; (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement or the other Loan Documents relating to its obligations to fund prospective Loans; (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute; (e) as to which Administrative Agent has a good faith belief that such Lender has defaulted in fulfilling its obligations (as a lender, agent or letter of credit issuer) generally under other syndicated credit facilities (provided, that, with respect to each Lender that is not an Affiliate of the Loan Parties, the Borrower shall have consented to the determination that such Lender is a “Defaulting Lender” pursuant to this clause (e)); or (f) (i) become or is insolvent or has a parent company that has become or is insolvent or made a general assignment for the benefit of creditors, or (ii) become the subject of a bankruptcy, insolvency proceeding or Bail-In Action, or has had a receiver, conservator, trustee or custodian appointed for it, or for any substantial part of its assets, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a direct or indirect parent company that has become the subject of a bankruptcy, insolvency proceeding or Bail-In Action, or has had a receiver, conservator, trustee or custodian appointed for it, or for any substantial part of its assets or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Delaware LLC”: any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division”: the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Non-Cash Consideration”: shall mean the fair market value of non-cash consideration received by the Borrower or any of its Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer setting forth the basis of such valuation.

“Designated Subsidiary”: as defined in Section 6.9(e).

“Disposition”: with respect to any property, including Intellectual Property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer, securitization or any other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)            matures or is mandatorily redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock) whether pursuant to a sinking fund obligation or otherwise;

(b)           is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Capital Stock (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock); or

(c)            is redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock) or is required to be repurchased by the Borrower or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is 91 days after the Latest Maturity Date of the Facilities (determined as of the date of issuance thereof or, in the case of any such Capital Stock outstanding on the Closing Date, the Closing Date); provided, however, that (i) Capital Stock of any Person that would not constitute Disqualified Capital Stock but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Capital Stock upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute Disqualified Capital Stock if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable, (ii) Capital Stock of any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by such Person or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (iii) if any such conversion, exchange or redemption is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date of the Facilities at the time such Capital Stock is issued shall constitute Disqualified Capital Stock.

“Disqualified Lenders”: (a) (i) any competitor of the Borrower and its Subsidiaries, (ii) any entity identified by the Borrower to the Administrative Agent and Lenders prior to the Closing Date and (iii) any “distressed debt” fund identified by the Borrower in writing by name to the Administrative Agent and Lenders prior to the Closing Date and (b) any Affiliate of any entity set forth in clause (a) above that is identifiable as an Affiliate on the basis of its name. Notwithstanding the foregoing, no entity that is a Lender or an Affiliate of a Lender on the Closing Date shall be a “Disqualified Lender”.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Dutch Auction”: as defined in Section 10.6(f).

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws”: any and all applicable foreign, federal, state, provincial, territorial, local or municipal laws, rules having the force and effect of law, written orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability concerning protection of the environment and/or the protection of human health from exposures to Materials of Environmental Concern, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Erroneous Payment”: as defined in Section 9.11(a).

“Erroneous Payment Subrogation Rights”: as defined in Section 9.11(d).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower, an amount equal to: (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation, amortization and any non-cash finance expense) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, (v) gains excluded from the calculation of Consolidated Net Income by operation of clauses (f), (i) and (j) of the definition thereof that are received in cash during such fiscal year and (vi) Consolidated Tax Expense, minus (b) the sum, without duplication, of (i) the amount of all non-cash credits and gains included in arriving at such Consolidated Net Income, including non-cash gains on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), (ii) the aggregate amount actually paid in cash of all regularly scheduled payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iii) the aggregate amount of all voluntary prepayments actually paid in cash of Funded Debt (other than the Term Loans, the Revolving Loans or any Funded Debt secured by the Collateral on a pari passu basis with the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in Consolidated Working Capital for such fiscal year, (v) [reserved], (vi) the aggregate amount actually paid in cash by the Group Members during such fiscal year in respect of the costs and expenses associated with the Transactions to the extent not deducted from Consolidated Net Income, (vii) losses excluded from the calculation of Consolidated Net Income by operation of clauses (f), (i) and (j) of the definition thereof that are paid in cash during such fiscal year, (viii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount) and (ix) taxes of Borrower and its Subsidiaries that were paid in cash during such fiscal year or will be paid within six months after the end of such fiscal year thereof and for which reserves have been established and Permitted Tax Distributions during such fiscal year.

“Excess Cash Flow Application Date”: as defined in Section 2.9(c).

“Excess Cash Flow Sweep Percentage”: (a) 75% if either (i) the First Lien Net Leverage Ratio is greater than 3.00 to 1.00 or (ii) Net First Lien Indebtedness exceeds $525 million, (b) 50% if either (i) the First Lien Net Leverage Ratio is less than or equal to 3.00 to 1.00 but greater than 2.25 to 1.00 or (ii) Net First Lien Indebtedness is less than or equal to $525,000,000 and greater than $375,000,000 or (c) 0% if (i) the First Lien Net Leverage Ratio is less than or equal to 2.25 to 1.00 and (ii) Net First Lien Indebtedness is less than or equal to $375,000,000. For the purposes of the foregoing, changes in the Excess Cash Flow Sweep Percentage resulting from changes in the First Lien Net Leverage Ratio and Net First Lien Indebtedness shall become effective on the first Business Day after each Adjustment Date (commencing on the First Adjustment Date) and shall remain in effect until the next change to be effected pursuant to this definition. Notwithstanding the foregoing, if, at any time, the Borrower and its Subsidiaries satisfies any two clauses herein resulting in two different Excess Cash Flow Sweep Percentage amounts, the higher Excess Cash Flow Sweep Percentage amount shall apply for such fiscal year.

“Exchange Act”: as defined in the definition of “Change of Control”.

“Excluded Subsidiary”: (a) any Foreign Subsidiary (other than a Canadian Subsidiary or an Israeli Subsidiary), (b) any Subsidiary for which the guaranteeing by such Subsidiary of the Obligations would, in the good faith judgment of the Borrower and Administrative Agent, result in material adverse tax consequences to the Borrower, (c) any Subsidiary that is a captive insurance company, not-for-profit subsidiary, special purpose entity or broker-dealer entity, (d) any Subsidiary that is prohibited by Requirements of Law or any Contractual Obligation existing on the Closing Date or, if later, the date such Subsidiary first becomes a Subsidiary (so long as any such prohibition in any Contractual Obligation is not incurred in contemplation of such acquisition), from guaranteeing the Obligations (and in the case of a Contractual Obligation, only for so long as such Contractual Obligation prohibits such Subsidiary from guaranteeing the Obligations), (e) any Subsidiary that requires any governmental or regulatory consent, approval, license or authorization in order to guarantee the Obligations, unless such consent, approval, license or authorization has been obtained (it being understood that there shall be no obligation to obtain such consent, approval, license or authorization), (f) any Immaterial Subsidiary, so long as such Subsidiary conforms with the requirements set forth in the definition of “Immaterial Subsidiary”, (g) any Subsidiary that is a CFC, (h) in the case of any obligation under any Specified Swap Agreements, any Subsidiary that is (i) not an “eligible contract participant” as defined under the Commodity Exchange Act or (ii) not a Qualified ECP Loan Party, or (i) any Subsidiary with respect to which, in the reasonable judgment of the Required Lenders and the Borrower, the burden or cost of such Subsidiary providing a guarantee of the Obligations outweighs the benefits afforded thereby; provided that a Subsidiary that has become a Designated Subsidiary shall not constitute an Excluded Subsidiary.

“Excluded Swap Obligation”: with respect to the Borrower or any of its Subsidiaries, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of the Borrower or any of its Subsidiaries of, or the grant by the Borrower or any of its Subsidiaries of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s or any of its Subsidiaries’, as applicable, failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of the Borrower or any of its Subsidiaries becomes effective with respect to such related Swap Obligation.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Administrative Agent or a Lender or required to be withheld or deducted from a payment to the Administrative Agent or a Lender, (w) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Administrative Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (x) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office; (y) that are attributable to such Lender’s failure to comply with the requirements of Section 2.17(e) or Section 2.17(f); (z) that are withholding Taxes imposed under FATCA or (aa) any withholding Taxes imposed under the Canadian ITA on an amount payable to a recipient that, at the time of making such payment, (i) is a person with which a Loan Party does not deal at arm’s length (for the purposes of the Canadian ITA), (ii) is a “specified shareholder” (as defined in subsection 18(5) of the Canadian ITA) of a Loan Party or does not deal at arm’s length (for the purposes of the Canadian ITA) with such a “specified shareholder”, or (iii) is an entity in respect of which a Loan Party is a “specified entity” (as defined in subsection 18.4(1) of the Canadian ITA), except, in the case of (i) through (iii), where the non-arm’s length relationship arises, where the recipient is a specified non-resident shareholder of a Loan Party or does not deal at arm’s length with a specified shareholder of a Loan Party, or where the recipient is a specified entity of a Loan Party, on account of such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced this Agreement or any other Loan Document.

“Exercise Period”: as defined in Section 2.22(f).

“Existing Credit Agreement”: that certain Second Amended and Restated Credit Agreement, dated as of July 21, 2021, among RMCO, LLC, a Delaware limited liability company, as parent, RE/MAX, LLC, a Delaware limited liability company, as borrower, the several banks and other financial institutions or entities from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Export Control Laws”: any applicable (a) law, rule, or regulation regulating or restricting exports or imports, including any export control laws, rules, and regulations (e.g., the U.S. International Traffic in Arms Regulations, the U.S. Export Administration Regulations, the Export and Import Permits Act (Canada) or any other similar laws, rules, and regulations of other jurisdictions) or (b) customs laws, rules, and regulations.

“Extended Revolving Commitment”: as defined in Section 2.23(a).

“Extended Revolving Loans”: as defined in Section 2.23(a).

“Extended Term Loans”: as defined in Section 2.23(a).

“Extension”: as defined in Section 2.23(a).

“Extension Amendment”: an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (for purposes of giving effect to Section 2.23), the Lenders party thereto and the Borrower executed by each of (a) the Borrower and the Guarantors, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23.

“Extension Offer”: as defined in Section 2.23(a).

“Facility”: each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”), (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (c) the Incremental Facilities. Additional Facilities may be established pursuant to Sections 2.22, 2.23 and/or 10.1.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, law, regulation, rules, guidance notes, or practices pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter”: the Fee Letter dated August 24, 2026 among the Lenders party thereto and the Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Financial Covenant”: the covenant set forth in Section 7.1.

“Financing Lease Obligations”: as to any Person, subject to Section 1.2(c), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as financing or capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“First Adjustment Date”: the date on which the Borrower first delivers a certificate of a Responsible Officer of the Borrower pursuant to Section 6.2(a).

“First Lien Net Leverage Ratio”: as of the last day of the Test Period of the Borrower most recently ended on or prior to such date of determination, (a) the Net First Lien Indebtedness as of such day to (b) Consolidated EBITDA for such period.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or Daily Simple SOFR. For the avoidance of doubt the initial Floor for each of the Term SOFR Rate and Daily Simple SOFR interest shall be 3.00%.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member or any Commonly Controlled Entity, and for greater certainty does not include a Canadian Pension Plan.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fortress”: Fortress Credit Corp. and/or one or more of its Affiliates.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness (other than Indebtedness hereunder) whether or not required to be paid within one year from the date of its creation.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state, province, territory, municipality or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor (other than a Guarantor who is a Canadian Subsidiary), substantially in the form of Exhibit A-1.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”: each Wholly Owned Subsidiary of the Borrower other than any Excluded Subsidiary.

“Immaterial Subsidiary”: any Subsidiary of the Borrower designated by the Borrower as such by notice to the Administrative Agent that, together with the Subsidiaries of such Subsidiary, and all other so-designated Subsidiaries and their respective Subsidiaries, did not, as of such last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant hereto, have assets with an aggregate book value in excess of 5% of the total assets of the Borrower and its Subsidiaries on a consolidated basis (when combined with the assets of all other Immaterial Subsidiaries) or, for such period, have aggregate revenues in excess of 5% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis (when combined with the revenue of all other Immaterial Subsidiaries). Notwithstanding the foregoing, the Subsidiaries of the Borrower set forth on Schedule 1.1B attached hereto shall be deemed Immaterial Subsidiaries.

“Increased Facility Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agent an Increased Facility Activation Notice pursuant to Section 2.22(a).

“Increased Facility Activation Notice”: a notice substantially in the form of the applicable Exhibit D.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Equivalent Debt”: Indebtedness in the form of senior secured, junior secured or unsecured notes or term loans, in each case, incurred or implemented in lieu of loans under an Incremental Facility; provided that (i) the aggregate outstanding principal amount of all Incremental Equivalent Debt, together with the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Facilities provided pursuant to Section 2.22, shall not exceed the Incremental Limit (provided, that for purposes of determining compliance with this clause (i), any unfunded commitments shall be deemed to be drawn in full and the cash proceeds of any such Indebtedness incurred substantially concurrently therewith, or in a series of related transactions therewith, shall not be cash netted), (ii) any Incremental Equivalent Debt shall have a final maturity date (x) in the case of Incremental Equivalent Debt that is secured on a pari passu basis with the Term Loans, no earlier than the Latest Maturity Date and (y) in the case of Incremental Equivalent Debt that is secured on a junior basis to the Term Loans or is unsecured, no earlier than the date that is 91 days after the Latest Maturity Date, (iii) the weighted average life to maturity of any such Incremental Equivalent Debt shall be no shorter than the weighted average life to maturity of the Term Facility, (iv) any Incremental Equivalent Debt shall be subject to clauses (A), (B), (C), (F) and (G) of the first proviso to Section 2.22(a), (v) any Incremental Equivalent Debt that is secured shall be secured only by the Collateral and on a pari passu (but without regard to control of remedies) or junior basis with the Term Loans, (vi) any Incremental Equivalent Debt that ranks pari passu in right of security or that is subordinated in right of payment or security shall be subject to an intercreditor agreement that is reasonably satisfactory to the Administrative Agent, the Required Lenders and the Required Revolving Lenders, (vii) no Incremental Equivalent Debt may be guaranteed by any Person that is not a Loan Party, (viii) any Incremental Equivalent Debt in the form of pari passu term loans or notes (excluding bona fide widely syndicated bonds pursuant to Rule 144(a)) shall be subject to the MFN Adjustment, (ix) the terms of any Incremental Equivalent Debt shall be subject to the second proviso to Section 2.22(a), mutatis mutandis, (x) no Incremental Equivalent Debt may require mandatory prepayments (other than scheduled amortization) to be made except to the extent required to be applied first pro rata with the Term Loans and any pari passu Incremental Equivalent Debt and (xi) the Borrower has complied with the ROFO Provision and ROFR Offer conditions in Section 2.22(f).

“Incremental Facilities”: as defined in Section 2.22(a).

“Incremental Fixed Amount”: as defined in Section 2.22(a).

“Incremental Limit”: as defined in Section 2.22(a).

“Incremental Offer”: as defined in Section 2.22(f).

“Incremental Prepayment Amount”: as defined in Section 2.22(a).

“Incremental Revolving Facility”: as defined in Section 2.22(a).

“Incremental Term Facility”: as defined in Section 2.22(a).

“Incremental Term Loan”: any Term Loan made pursuant to Section 2.22(a).

“Incremental Transaction”: as defined in Section 2.22(f).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services that are included as liabilities in accordance with GAAP (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (e) all Financing Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person in respect of mandatorily redeemable preferred Capital Stock of such Person, (h) all purchase price adjustments, earn-outs or contingent payments, in each case, that are included as liabilities in accordance with GAAP and that are unpaid at least fifteen (15) days after becoming due and payable, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (k) for the purposes of Section 8.1(e) only, obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding anything to the contrary contained herein, Indebtedness shall not include (i) any amounts relating to employee consulting arrangements, accrued expenses, deferred rent, deferred revenue (including contract liabilities), deferred taxes, obligations under employment agreements and deferred compensation or (ii) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement. In no event shall an operating lease be deemed to be Indebtedness.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including : (a) issued patents and industrial designs, patent and industrial design applications (including originals, divisions, continuations, continuations-in-part, extensions, reexaminations and reissues thereof), (b) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, and other indicia of source of origin, together with all goodwill associated with each of the foregoing, (c) Internet domain names and social media handles/accounts, (d) copyright rights in original works of authorship and software and software codes, including source codes, and proprietary artificial intelligence (“AI”) and machine learning technology developed internally (but excluding any third-party, licensed, open-source and third party AI platforms, models, tools, technology or services), (e) marketing and business plans, financial forecasts, vendor/client lists, know-how, outputs, algorithms, proprietary datasets and data compilations developed internally and trade secrets (“Trade Secrets”), together with all registrations and applications for the foregoing items, and (f) rights to any of the foregoing under licenses.

“Intercompany Note”: that certain Intercompany Note, dated as of the Closing Date, made by the subordinated creditors party thereto and the intercompany debtors party thereto from time to time, in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding, commencing on September 30, 2026, and ending on the final maturity date of such Loan; (b) as to any Loan that bears interest at a rate based on the Daily Simple SOFR, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (c) as to any Term Benchmark Loan having an Interest Period of three months or less, the last day of such Interest Period; (d) as to any Term Benchmark Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period; and (e) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Term Benchmark Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term Benchmark Loan and ending one, three or six (or, if agreed to by all Lenders under the relevant Facility, twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Benchmark Loan and ending one, three or six (or, if agreed to by all Lenders under the relevant Facility, twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not select an Interest Period under the Revolving Facility that would extend beyond the Revolving Termination Date or an Interest Period under the Term Facility that would extend beyond the date final payment is due on the Term Loans;

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)          no tenor that has been removed from this definition pursuant to Section 2.14(f) shall be available for specification in such Borrowing Request or request for conversion.

“Investments”: as defined in Section 7.7.

“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Israel Subsidiary”: any Subsidiary of the Borrower organized under the laws of Israel.

“Issuing Lender”: Morgan Stanley Senior Funding, Inc. and any other Revolving Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective Affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“KLIM”: Kennedy Lewis Investment Management LLC and its managed funds and accounts.

“L/C Commitment”: $10 million.

“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Maturity Date”: as defined in Section 3.1.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Latest Maturity Date”: as of any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan, Term Commitment, Revolving Loan or Revolving Commitment.

“Lenders”: as defined in the preamble hereto.

“Lender-Related Person”: as defined in Section 10.5(b).

“Letters of Credit”: as defined in Section 3.1(a).

“Liabilities”: any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien”: any mortgage, pledge, hypothecation, assignment for security, deposit arrangement for security, encumbrance, lien (statutory or other), charge or other security interest (including any conditional sale or other title retention agreement and any financing or capital lease having substantially the same economic effect as any of the foregoing). In no event shall an operating lease be deemed to be a Lien.

“Limited ULC”: 1587802 B.C. Unlimited Liability Company, a British Columbia unlimited liability company.

“Limited ULC Permitted Activities”: (a) holding, directly or indirectly, the equity interests of The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia, and its Subsidiaries, (b) maintaining its corporate or organizational existence in good standing (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees), (c) participating in tax, accounting, and other administrative activities as the parent holding company of The Real Brokerage Inc., including the filing of tax returns and payment of taxes and other customary obligations related thereto in the ordinary course (and contesting any taxes) and activities relating to its officers, directors, managers and employees, (d) receiving dividends, distributions, and other payments (including in the form of Indebtedness) from its Subsidiaries and making contributions to the capital thereof, (e) making Restricted Payments (including in the form of Indebtedness) to its equity holders to the extent permitted by this Agreement, (f) incurring fees, costs, and expenses relating to overhead and general operating expenses in the ordinary course of business and to the extent permitted by this Agreement, (g) complying with applicable Requirements of Law, (h) entering into and performing its obligations under the Loan Documents to which it is a party and with respect to the Transactions, (i) holding any cash and/or Cash Equivalents, (j) performance of obligations under and compliance with its organizational documents, including holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure and providing indemnification to officers, managers and directors, (k) incurring Indebtedness permitted by Section 7.2(a), (b), (c), (e), (l), (o), (p), (q), (r) or (v), (l) granting Liens on its assets to the extent permitted by Section 7.3(a), (b), (d), (g), (i), (j), (m), (t), (u) or (v) and (m) activities that are incidental or reasonably related to any of the foregoing.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes, any intercreditor agreement with respect to any Incremental Equivalent Debt, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Borrower and the Guarantors.

“LTM EBITDA”: Consolidated EBITDA, calculated on a pro forma basis, for the period of four full consecutive fiscal quarters of the Borrower most recently ended for which a certificate of a Responsible Officer of the Borrower was delivered pursuant to Section 6.2(a); provided that, prior to the first delivery of a certificate of a Responsible Officer of the Borrower pursuant to Section 6.2(a), LTM EBITDA shall be determined based on the pro forma financial information most recently delivered by the Borrower to the Administrative Agent prior to the Closing Date.

“Mubadala”: Mubadala Investment Company.

“Mubadala Group”: any Person controlling, controlled by or under common control with Mubadala that is not also controlled by Fortress Investment Group LLC. For purposes of this definition, “control” means the power, through ownership of securities, contract or otherwise, to direct the policies of the applicable Person.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the material Loan Documents or the material rights or remedies of the Administrative Agent or the Lenders, taken as a whole, hereunder or thereunder.

“Material Property”: any assets or other property (including Intellectual Property) owned, licensed or used by any Loan Party that is material to the business, operations or financial condition of the Loan Parties, taken as a whole, the loss of which could reasonably be expected to have a Material Adverse Effect; it being understood that any exclusive licensing of Intellectual Property pursuant to any franchise, agency or brokerage agreement entered in the ordinary course of business and consistent with past practice shall not be deemed a loss of Material Property.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“MFN Adjustment”: as defined in Section 2.22(a).

“Minimum Collateral Amount”: at any time, (a) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided to reduce or eliminate L/C Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the L/C Exposure of the Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (b) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided in accordance with the provisions of Section 3.9(a)(i), (a)(ii), or (a)(iii), an amount equal to 105% of the outstanding amount of all L/C Obligations.

“Minimum Extension Condition”: as defined in Section 2.23(b).

“Moody’s”: Moody’s Investors Service, Inc. (or any successor thereto).

“Mortgage”: collectively, the deeds of trust, trust deeds, hypothecs, debentures and mortgages made by the Loan Parties in favor Administrative Agent, for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent, and any other mortgages executed and delivered pursuant to Section 6.9(b).

“Multiemployer Plan”: an employee benefit plan that is covered by Title IV of ERISA, in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA and that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable, purchase price adjustment receivable, release of escrows and reserves or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), related escrows, reserves established to fund related contingent liabilities reasonably estimated to be payable and other customary fees, costs and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, sales commissions, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net First Lien Indebtedness”: as at any date of determination, Consolidated Indebtedness that is secured by the Collateral on a pari passu basis with the Term Loans (net of Unrestricted Cash) on such day.

“New Lender”: as defined in Section 2.22(b).

“New Lender Supplement”: as defined in Section 2.22(b).

“Non-U.S. Lender”: as defined in Section 2.17(e)(i).

“Notes”: the collective reference to any promissory note evidencing Loans.

“NYFRB”: The Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. New York City time on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or analogous proceeding under any Debtor Relief Laws, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent, the Issuing Lender or any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any Person that is a counterparty thereto), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, reasonable fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto and subject to the limitations set forth in Section 10.5) or otherwise; provided that Obligations shall not include any Excluded Swap Obligations.

“Offer Notice”: as defined in Section 2.22(f).

“OID”: original issue discount.

“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future stamp or documentary Taxes or similar Taxes, arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Payment Recipient”: as defined in Section 9.11(a).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Perfection Certificate”: a certificate in the form of Exhibit G or any other form reasonably acceptable to the Administrative Agent, as the same shall be supplemented from time to time by a Compliance Certificate or otherwise.

“Permitted Acquisition”: any acquisition, whether by purchase, merger, consolidation or otherwise, by the Borrower or Guarantor of all or substantially all the assets, or all the Capital Stock, partnership interests, membership interests or other equity interests, of a Person or a division, line of business or other business unit of a Person located in the United States or Canada so long as (a) such assets are to be used in, or such Person so acquired is engaged in, as the case may be, a business of the type permitted under Section 7.15, and (b)(i) no Event of Default has occurred and is continuing or would result therefrom, (ii) in the case of an acquisition of Capital Stock, the Person acquired shall become, to the extent required by Section 6.9, a Guarantor or, so long as no Event of Default would result therefrom, be merged into or amalgamated with the Borrower or a Guarantor, and in the case of all acquisitions, all actions required to be taken under Section 6.9 shall have been taken, (iii) the First Lien Net Leverage Ratio shall not exceed 2.50:1.00 for the Test Period most recently ended on or prior to the date of such acquisition calculated on a pro forma basis after giving effect to such acquisition, (iv) any Indebtedness that is incurred, acquired or assumed in connection with such acquisition shall be in compliance with Section 7.2(h) and (v) in the case of an acquisition of Capital Stock, the Person acquired does not sponsor, maintain, administer or contribute to, or sponsored, maintained, administered, contributed to or have any liability under a Canadian Defined Benefit Plan, except with the prior written consent of the Administrative Agent; provided, that, the aggregate consideration paid or payable in connection with any such acquisition (including, without limitation, the assumption of Indebtedness and all other consideration, whether cash, non-cash, deferred, contingent or otherwise) shall not exceed $5 million in the aggregate for any acquisition for the assets or Capital Stock so acquired that are Excluded Collateral (as such term is defined in the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as applicable).

“Permitted Tax Distribution”: as defined in Section 7.6(d).

“Person”: an individual, partnership, corporation, limited liability company, unlimited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Subsidiary is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, and for greater certainty does not include a Canadian Pension Plan.

“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledged Stock”: has the meaning ascribed to such term in the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as applicable.

“PPSA”: the Personal Property Security Act (Ontario) (or any successor statute) and the regulations and minister’s orders made pursuant thereto; provided, however, if validity, perfection and effect of perfection and non-perfection and opposability of Administrative Agent’s Lien on any collateral are governed by the personal property security laws of any Canadian jurisdiction other than Ontario, then PPSA shall mean the personal property security laws (including the Civil Code of Québec and the regulations thereunder) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

“Premium Exception Amount”: as defined in Section 2.8(c).

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, including, without limitation, all dividends or other income from the Investment Property (as such term is defined in the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as applicable), collections thereon or distributions or payments with respect thereto.

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Properties”: as defined in Section 4.15(a).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC”: has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”: as defined in Section 10.19.

“Qualified ECP Loan Party”: in respect of any Specified Swap Agreement, each Loan Party that has total assets exceeding $10 million at the time such Specified Swap Agreement is entered into.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim (other than business interruption insurance) or any condemnation proceeding in excess of the greater of (i) $10 million and (ii) 5% of LTM EBITDA relating to any asset of the Borrower or any Subsidiary.

“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting or (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register”: as defined in Section 10.6(b)(iv).

“Regulation D”: Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any Subsidiary in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.9(b) as a result of the delivery of a Reinvestment Notice, which such Net Cash Proceeds are held in accounts subject to the Administrative Agent’s control pursuant to customary account control agreements.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire, lease, construct, improve or repair assets used or useful in its or its Subsidiaries’ businesses or for a Permitted Acquisition.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, lease, construct, improve or repair assets used or useful in the Borrower’s or its Subsidiaries’ businesses or for a Permitted Acquisition.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 12 months after such Reinvestment Event (or if the Borrower or the relevant Subsidiary, as applicable, has contractually committed within 12 months after such Reinvestment Event to reinvest such Reinvestment Deferred Amount, the date occurring 18 months after such Reinvestment Event) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire, lease, construct, improve or repair assets used or useful in the Borrower’s or its Subsidiaries’ businesses or for a Permitted Acquisition with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, limited partners, investors, advisors, and managed funds and accounts, financing sources, advisors, attorneys or other representatives, of such Person and of such Person’s Affiliates, and each of their permitted successors and assigns.

“Relevant Governmental Body”: the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043, with respect to a Plan.

“Required Lenders”: at any time, the holders (other than Defaulting Lenders) of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that, notwithstanding anything to the contrary in this definition, and other than with respect to any amendment, modification, consent or waiver solely in respect of the Revolving Facility, (v) if at any time there are two or more Lenders that are not Affiliates or Approved Funds of one another, “Required Lenders” shall include not fewer than two unaffiliated Lenders, (w) the Term Loans and Revolving Commitments of any Lender that will no longer be a Lender pursuant to a contemplated amendment or waiver shall be excluded for purposes of making a determination of Required Lenders, (x) KLIM’s consent (or other action required hereunder) shall be required for Required Lenders’ consent (or other action required hereunder) at any time KLIM and its Affiliates collectively hold at least 20% of the aggregate outstanding principal amount of the Term Loans then outstanding and (y) Fortress’ consent (or other action required hereunder) shall be required for Required Lenders’ consent (or other action required hereunder) at any time Fortress and its Affiliates collectively hold at least 20% of the aggregate outstanding principal amount of the Term Loans then outstanding.

“Required Revolving Lenders”: the holders (other than Defaulting Lenders) of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Loans then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK

Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, chief financial officer, general counsel, vice-president, treasurer, chief accounting officer of the Borrower, or any other officer having substantially the same authority and responsibility, and, with respect to financial matters, the chief financial officer, principal accounting officer, chief accounting officer, treasurer of the Borrower or any other officer having substantially the same authority and responsibility.

“Restricted Payments”: as defined in Section 7.6.

“Retained Excess Cash Flow Amount”: at any date of determination, an amount, not less than zero and determined on a cumulative basis, that is equal to the aggregate cumulative sum of the Excess Cash Flow that is not required to be applied as a mandatory prepayment under Section 2.9(c) for all fiscal years ending after the Closing Date and prior to such date.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time as set forth below or otherwise pursuant to the terms hereof.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Facility”: as defined in the definition of “Facility”.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding; provided that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis. Notwithstanding the foregoing, when a Defaulting Lender shall exist, (i) in the case of Section 2.21, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment and (ii) in the case of the defined term “Revolving Extensions of Credit” (other than as used in Section 2.21(c)), Revolving Percentages shall be adjusted to give effect to any reallocation effected pursuant to Section 2.21(c).

“Revolving Termination Date”: (a) with respect to any Revolving Commitments the maturity date of which has not been extended pursuant to Section 2.23, the earlier of (i) the date which is five years after the Closing Date, and (ii) solely to the extent that any Term Loans remain outstanding as of such date, the date that is ninety-one (91) days prior to the then-applicable Term Loan Maturity Date and (b) with respect to any Extended Revolving Commitments and/or Extended Revolving Loans, the final maturity date specified in the applicable Extension Offer accepted by the respective Lender or Lenders; provided, however, if any such date is not a Business Day, the Revolving Termination Date shall be the first Business Day preceding such date.

“ROFR Offer”: as defined in Section 2.22(f).

“S&P”: Standard & Poor’s Rating Services (or any successor thereto).

“Sale-Leaseback Transaction”: any arrangements with any Person providing for the leasing by the Borrower or any of its Subsidiaries of personal property consisting solely of hot air balloons and components related to such property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person in connection therewith.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Crimea Region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic of Ukraine as well as the occupied territories in the Kherson and Zaporizhzhia region of Ukraine).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, the United States Department of State, the United Nations Security Council, the European Union or any relevant European Union member state, His Majesty’s Treasury of the United Kingdom or other Sanctions authority, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing or following clauses (a), (b) or (d) as a result of which such Person is subject to the same prohibitions or restrictions as the Person(s) described in the foregoing or following clauses (a), (b) or (d), or (d) any Person otherwise the subject of any Sanctions, or (e) any Person who is, or who is acting for, or on behalf or at the direction of, any Person or Persons described in the foregoing clauses (a)-(d) as a result of which such Person is subject to the same prohibitions or restrictions as the Person(s) described in the foregoing clauses (a)-(d).

“Sanctions”: all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union and its member states, the United Kingdom (including His Majesty’s Treasury of the United Kingdom), Cayman Islands, or Canada, including Public Safety Canada and Global Affairs Canada.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Net Leverage Ratio”: as of the last day of the Test Period of the Borrower most recently ended on or prior to such date of determination, the ratio of (a) Consolidated Indebtedness that is secured by the Collateral (net of Unrestricted Cash) on such day to (b) Consolidated EBITDA for such period.

“Secured Parties”: collectively, (a) the Lenders, (b) the Administrative Agent, (c) the Issuing Lender, (d) each provider of Cash Management Services under a Specified Cash Management Agreement, (e) each counterparty to any Specified Swap Agreement and (f) the successors and assigns of each of the foregoing.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreement, any Mortgage, and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations.

“Single Employer Plan”: any employee benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and is maintained or contributed to by the Borrower or any Commonly Controlled Entity.

“Shared Adjustment Cap”: (x) the aggregate amount of all add-backs, adjustments and increases to Consolidated EBITDA pursuant to (i) the first parenthetical in the last paragraph of “Consolidated EBITDA”, (ii) Expected Cost Savings set forth in clauses (l) and (m) and (iii) all addbacks pursuant to clause (j) and (y) all losses excluded from Consolidated Net Income pursuant to clause (j) of the definition thereof, shall not exceed 20% of Consolidated EBITDA (prior to giving effect to such add-backs); provided that clauses (x)(i), (x)(iii), and (y) shall only apply for any Test Period beginning with the trailing four fiscal quarter period ending December 31, 2027.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date”: as defined in “Daily Simple SOFR”.

“SOFR Rate Day”: as defined in “Daily Simple SOFR”.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person (on a going concern basis) will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal, state, provincial and territorial laws governing determinations of the insolvency of debtors; (b) the present fair saleable value of the assets of such Person (on a going concern basis) will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured; (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business; and (d) such Person will be able to pay its debts as they mature.

“Specified Cash Management Agreement”: any agreement providing for Cash Management Services between the Borrower or any Subsidiary and any Person that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender at the time such agreement is entered into or becomes the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender thereafter.

“Specified Indebtedness”: as defined in Section 2.22(a).

“Specified Swap Agreement”: any Swap Agreement entered into by the Borrower or any Subsidiary and any Person that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Swap Agreement is entered into or becomes the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender thereafter.

“Subordinated Indebtedness”: Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of the Borrower and such Guarantor, as applicable.

“Subsidiary”: as to any Person, (x) a corporation, partnership, limited liability company, unlimited liability company or other entity of (i) which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person or (ii) which more than 50% of the total economic interest or other ownership interests entitled to receive distributions of profits, losses and/or assets is at the time owned or controlled, directly, or indirectly through one or more intermediaries, or both, by such Person and (y) any other Person that, directly or indirectly, is controlled by, or is under common control with, such Person; that no Person shall cease to be a “Subsidiary” in connection with any joint venture unless such joint venture is (a) for a bona fide business purpose and (b) with a non-Affiliate third party. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supported QFC”: has the meaning assigned to it in Section 10.19.

“Swap Agreement”: any hedging or other arrangement that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.

“Swap Obligation”: with respect to the Borrower or any of its Subsidiaries, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Target Companies”: RE/MAX Holdings, Inc., a Delaware corporation, and its Subsidiaries.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term Benchmark Tranche”: the collective reference to Term Benchmark Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Term Commitment”: as defined in Section 2.1(b).

“Term Facility”: as defined in the definition of “Facility”.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan Maturity Date”: August 24, 2031; provided, however if such date is not a Business Day, the Term Loan Maturity Date shall be the next Business Day.

“Term Loans”: as defined in Section 2.1.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate”: with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period”: at any date of determination, the most recently completed trailing four fiscal quarter period of the Borrower ending on or prior to such date for which a certificate of a Responsible Officer of the Borrower was delivered pursuant to Section 6.2(a); provided that prior to the first date a certificate of a Responsible Officer of the Borrower was delivered pursuant to Section 6.2(a), the Test Period in effect shall be the trailing four fiscal quarter period of the Borrower ended June 30, 2026.

“Total Net Leverage Ratio”: as of the last day of the Test Period of the Borrower most recently ended on or prior to such date of determination, the ratio of (a) Consolidated Indebtedness (net of Unrestricted Cash) on such day to (b) Consolidated EBITDA for such period.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The Total Revolving Commitments on the Closing Date are $40 million.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders at such time.

“Transactions”: the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof, the mergers contemplated under the Acquisition Agreement, the refinancing of the Existing Credit Agreement, the other transactions contemplated by the Loan Documents and the payment of fees and expenses in connection with any of the foregoing.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Term Benchmark Loan.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States”: the United States of America.

“Unrestricted Cash”: unrestricted cash and Cash Equivalents of the Loan Parties (including cash and Cash Equivalents restricted solely in favor of the Administrative Agent and/or any agent or trustee in respect of any pari passu Indebtedness or junior secured Indebtedness (to the extent such cash and Cash Equivalents also secure the Obligations on a senior priority basis), in each case, that is permitted to be incurred under the Loan Documents); provided that as of any date, the Unrestricted Cash shall not exceed the greater of (A) $50 million and (B) 25% of Consolidated EBITDA; provided, further that, to the extent required under the Loan Documents, such cash and Cash Equivalents are held in accounts subject to the Administrative Agent’s control pursuant to customary account control agreements.

“USA PATRIOT Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes”: as defined in Section 10.19.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: any Loan Party and the Administrative Agent, as applicable.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2           Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)          As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (x) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein and (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof); (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings); provided that, for the avoidance of doubt, for the purpose of determining any incurrence under Section 7, compliance with the applicable provisions of Section 7 shall only be required at the time of initial incurrence and any subsequent incurrence, but not on an ongoing basis, (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights; (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time; and (vi) any reference herein or in any other Loan Document to "tax," "taxes," "Tax," or "Taxes" shall be deemed to refer to "Taxes," as defined in Section 1.1.

(c)           Notwithstanding anything to the contrary contained in Section 1.2 or in the definitions of Capital Expenditures, Financing Lease Obligations, and Lien, any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

(d)          The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, any Excluded Swap Obligations of the Borrower or its Subsidiaries shall be excluded from the definition of “Obligations” in any Loan Document as it pertains to the Borrower or any of its Subsidiaries, and no Lien granted by the Borrower or any of its Subsidiaries under any Loan Document shall secure any Excluded Swap Obligations.

1.3           Interest Rates; Benchmark Notification. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.14(e), of any change to the reference rate upon which the interest rate on Term Benchmark Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14, whether upon the occurrence of a Benchmark Transition Event and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability.

1.4           Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

1.5           Certain Calculations. Notwithstanding anything in this Agreement or any Loan Document to the contrary:

(a)           (i) unless the Borrower elects otherwise, if the Borrower or its Subsidiaries in connection with any transaction or series of such related transaction incurs Indebtedness or takes any other action pursuant to a ratio-based basket or exception (or component thereof) and (ii) incurs Indebtedness or takes any other action pursuant to any “fixed,” “freebie” or “starter” basket or exception (or component thereof) (which shall occur within five Business Days of the events in clause (i) above), then the “fixed,” “freebie” or “starter” basket or exception (or component thereof) shall be disregarded in the calculation of the ratio test applicable to the ratio-based basket or exception (or component thereof);

(b)           unless the Borrower elects otherwise, any incurrence of Indebtedness or other action shall be deemed to have been incurred or taken, as applicable, first, under the ratio-based basket or exception (or component thereof) and, second, under the “fixed,” “freebie” or “starter” basket or exception (or component thereof);

(c)            [reserved];

(d)           the Borrower may select utilization under one or more of the Incremental Fixed Amount and the Incremental Prepayment Amount in its sole discretion, including for the avoidance of doubt utilizing a combination of the Incremental Fixed Amount and the Incremental Prepayment Amount for a single transaction; and

(e)           any incurrence of Indebtedness or other action would be permitted pursuant to one or more of the provisions and/or one or more of the exceptions contained in a subsection of Section 7, the Borrower may divide and classify such incurrence or other action (or a portion thereof) in any manner that complies with the applicable subsection and may later divide and reclassify any such incurrence or other action (or a portion thereof) so long as the incurrence or other action (or a portion thereof) (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

1.6           [Reserved].

1.7           Payment and Performance Dates. Unless otherwise expressly provided herein, if the day on which any payment or performance under the Loan Documents becomes due is not a Business Day, such due date shall be extended to the immediately succeeding Business Day.

1.8           Pro Forma Calculations.

(a)          Notwithstanding anything to the contrary herein, financial ratios and tests (including measurements of Consolidated Working Capital, Consolidated Indebtedness, Consolidated Current Assets and Consolidated Current Liabilities), shall be calculated in the manner prescribed by this Section 1.8.

(b)           For purposes of calculating any financial ratio or test, such calculation shall be determined on a pro forma basis after giving effect to any acquisition, investment, Disposition or incurrence or repayment of Indebtedness that have been made (i) during the applicable Test Period or (ii) except for purposes of calculating the Applicable Margin, the Excess Cash Flow Sweep Percentage and actual compliance with the Financial Covenant, subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, assuming that all such transactions had occurred on the first day of the applicable Test Period.

(c)            Whenever pro forma effect or determination of pro forma compliance is to be given, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower.

(d)            For purposes of calculating clauses (a)(iii) and (b)(iv) of “Excess Cash Flow”, Consolidated Working Capital shall be calculated on a pro forma basis for any Acquisition during such fiscal year such that the decrease in Consolidated Working Capital under (a)(iii) and increase in Consolidated Working Capital under (b)(iv) shall calculate the change for the Consolidated Working Capital acquired in such Acquisition solely from the date of the consummation of such Acquisition through the end of the applicable fiscal year.

Section 2.      AMOUNT AND TERMS OF COMMITMENTS

2.1           Term Commitments.

(a)           Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date in a principal amount equal to such Term Lender’s Term Commitment.

(b)          Each Term Lender will make its Term Loan on the Closing Date by making available to the Administrative Agent, in the manner contemplated by Section 2.2, an amount equal to its Term Commitment. The “Term Commitment” of each Term Lender is as set forth on Schedule 1.1A, and the original aggregate amount of the Term Commitments is $550 million.

(c)            The Term Loans may from time to time be Term Benchmark Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.

2.2           Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice by submitting a Borrowing Request (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three U.S. Government Securities Business Days prior to the anticipated Closing Date (or such shorter period as may be agreed by the Administrative Agent), in the case of Term Benchmark Loans, or (b) on the anticipated Closing Date, in the case of ABR Loans) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such Borrowing Request, the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds or wire such funds as directed by the Borrower.

2.3           Repayment of Term Loans. The Term Loan of each Term Lender shall be payable in consecutive quarterly installments on the last Business Day of each fiscal quarter of each fiscal year, commencing with the fiscal quarter ending December 31, 2026, and on the Term Loan Maturity Date, in an aggregate principal amount equal to (i) in the case of each such installment due prior to the Term Loan Maturity Date, 1.875% of the aggregate principal amount of the Term Loan made by such Lender and (ii) in the case of the installment due on the Term Loan Maturity Date, the entire remaining balance of the Term Loan made by such Lender.

2.4           Revolving Commitments.

(a)          Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans in Dollars (“Revolving Loans”) to the Borrower from time to time after the Closing Date and during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to the sum of such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Term Benchmark Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.10.

(b)           The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5          Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice by submitting a Borrowing Request (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three U.S. Government Securities Business Days prior to the requested Borrowing Date (or such shorter period as may be agreed by the Administrative Agent), in the case of Term Benchmark Loans, or (b) one Business Day prior to the requested Borrowing Date (or, with respect to no more than $10 million Revolving Loans outstanding at any given time, on the requested Borrowing Date), in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Term Benchmark Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1 million or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1 million, such lesser amount) and (y) in the case of Term Benchmark Loans, $1 million or a whole multiple of $500,000 in excess thereof; provided that a borrowing of Revolving Loans may be in an aggregate amount of the entire unused balance of the Revolving Commitments. Upon receipt of any such Borrowing Request from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6           Commitment Fees, etc.

(a)            The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b)           The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein.

2.7           Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ (or such shorter period as may be agreed by the Administrative Agent) notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments; provided further that such notice may provide that it is conditioned upon the consummation of other financing or the consummation of a sale of Capital Stock or other transaction, in which case, such notice may be revoked or extended by the Borrower if any such condition is not satisfied prior to the date of termination or reduction set forth in such notice. Any such reduction shall be in an amount equal to $1 million, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.8           Optional Prepayments.

(a)           The Borrower may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, other than the Applicable Premium, if applicable, upon irrevocable notice (provided that such notice may be conditioned on receiving the proceeds of any transaction) delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Term Benchmark Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans (provided that, in each case, the Administrative Agent may in its discretion accept any later notice), which notice shall specify the date and amount of prepayment and whether the prepayment is of Term Benchmark Loans or ABR Loans; provided, that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided that such notice may be conditioned on receiving the proceeds of any transaction), together with (except in the case of any prepayment of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid, plus any Applicable Premium due and payable pursuant to Section 2.8(b). Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

(b)           Notwithstanding anything to the contrary contained in this Agreement, prior to the second anniversary of the Closing Date, in the event of each prepayment, repayment or redemption of any Term Loans in connection with any Applicable Premium Event, other than in respect of any Premium Exception Amount, such prepayment, repayment or redemption shall be accompanied by, and there shall become due and payable automatically upon such event, an early prepayment premium payable on the principal amount so prepaid, repaid or redeemed, in an amount equal to the Applicable Premium, calculated on the aggregate principal amount of the Term Loans so prepaid, repaid or redeemed, together with all accrued and unpaid interest on the amount being prepaid, repaid or redeemed. For U.S. federal and applicable state and local income tax purposes, the parties hereto agree that the payment of the fee provided under this Section 2.8(b) shall not be treated as a fee for services. The parties shall prepare and file all tax returns consistent with the tax treatment described in the immediately preceding sentence, except as otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code (or any similar determination under applicable state or local law).

(c)           Each optional prepayment of the Term Loans shall be applied (i) first, as directed by the Borrower (or, in the absence of such direction, to the next scheduled amortization payments in such fiscal year in direct order of maturity) to remaining scheduled amortization payments of the Term Loans due and payable pursuant to Section 2.3 solely in the calendar year in which such optional prepayment occurs (any amounts so applied, the “Amortization Premium Exception Amount”), which amounts applied pursuant to this clause (i) will not be required to be accompanied by any Applicable Premium, and (ii) to the extent any amount of such optional prepayment remains unapplied following clause (i) above, to reduce the outstanding principal balance of the Term Loans due on the Term Loan Maturity Date, with the first $50 million (on a cumulative basis since the Closing Date) of any such prepayment applied pursuant to this clause (ii) (the “Capped Premium Exception Amount” and, together with the Amortization Premium Exception Amount, the “Premium Exception Amount”) not required to be accompanied by any Applicable Premium.

2.9           Mandatory Prepayments and Commitment Reductions.

(a)           If any Indebtedness shall be issued or incurred by any Loan Party (excluding any Indebtedness incurred in accordance with Section 7.2 other than Replacement Term Loans), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.9(d).

(b)           If on any date the Borrower or any Subsidiary shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, 100% of such Net Cash Proceeds shall be applied no later than three Business Days following such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.9(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.9(d).

(c)           If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2027, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the excess of (i) the Excess Cash Flow Sweep Percentage of such Excess Cash Flow minus, (ii) the sum of (w) the aggregate amount of all prepayments of Revolving Loans and other revolving indebtedness secured by the Collateral on a pari passu basis with the Term Loans during such fiscal year to the extent accompanying permanent reductions of the Revolving Commitments as set forth in Section 2.9(d) or other corresponding revolving commitments, as applicable, during such fiscal year, (x) the amount of optional prepayments of the Term Loans and other Funded Debt secured by the Collateral on a pari passu basis with the Term Loans (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) during such fiscal year, (y) prepayments of the Term Loans pursuant to Section 2.9(b) during such fiscal year to the extent such prepayments are made with Net Cash Proceeds from any Asset Sale that are equal to the gains in respect of such Asset Sale and (z) the aggregate amount of cash consideration actually paid by the Borrower to effect any assignment to it of Term Loans pursuant to a Dutch Auction in accordance with Section 10.6(f) during such fiscal year; provided that such prepayment or reduction shall only be required to the extent the amount of such excess exceeds the Applicable ECF Threshold. Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten days after the earlier of (i) the date on which a certificate of a Responsible Officer referred to in Section 6.2(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d)           Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Section 2.9 shall be applied, first, to the prepayment of the Term Loans until paid in full and, second, to reduce permanently the Revolving Commitments. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced; provided that if the aggregate principal amount of Revolving Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a Cash Collateral account in accordance with Section 3.9 hereof. The application of any prepayment pursuant to Section 2.9 shall be made, first, to ABR Loans and, second, to Term Benchmark Loans. Each prepayment of the Loans under Section 2.9 (except in the case of Revolving Loans that are ABR Loans) shall be accompanied by accrued and unpaid interest to the date of such prepayment on the amount prepaid. Mandatory prepayments of the Term Loans pursuant to this Section 2.9 shall be applied to the remaining installments thereof as directed by the Borrower (or, absent such direction, in direct order of maturity).

(e)

(i)	Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in the event that the Acquisition is not consummated in accordance with the terms of the Acquisition Agreement by 5:30 p.m. (New York City time) on the Closing Date (the “Acquisition Deadline”), then (A) all Loans outstanding as of such time, together with all accrued and unpaid interest thereon, all accrued and unpaid fees (excluding, for the avoidance of doubt, any Applicable Premium), and all other Obligations then due and owing under this Agreement and the other Loan Documents (other than contingent indemnification obligations for which no claim has then been made), shall automatically and without any further action or notice become immediately due and payable, (B) all Commitments (including, without limitation, the Revolving Commitments) shall automatically and immediately terminate, (C) the Borrower shall promptly (but in any event, no later than one (1) Business Day following the Acquisition Deadline) Cash Collateralize all outstanding L/C Obligations in an amount equal to the Minimum Collateral Amount, and (D) the Borrower shall promptly (but in any event, no later than one (1) Business Day following the Acquisition Deadline) return to the Administrative Agent, for the account of the Lenders, all funded proceeds of the Loans in same day funds.

(ii)	For the avoidance of doubt, the failure of the Acquisition to be consummated by the Acquisition Deadline shall not require any declaration by the Administrative Agent, any demand by any Lender, or any other notice or action by any Person, and the obligations of the Borrower under this Section shall be absolute and unconditional. The Borrower hereby irrevocably waives any defense, setoff, counterclaim, or other right that might otherwise delay or prevent the immediate repayment of the Loans pursuant to this Section.

(iii)	In addition to (and without limiting) the foregoing, the failure of the Acquisition to be consummated by the Acquisition Deadline shall constitute an immediate Event of Default under Section 8 of this Agreement, without regard to any notice or cure period that might otherwise be applicable.

(iv)	The Borrower acknowledges and agrees that the Lenders have entered into this Agreement and have agreed to fund the Loans in reliance upon the condition that the Acquisition will be consummated substantially concurrently with the funding of the Term Loans, that the failure to consummate the Acquisition (and all mergers related thereto) by the Acquisition Deadline would fundamentally alter the basis upon which the Lenders extended credit, and that the remedies set forth in this Section are a material inducement to the Lenders’ agreement to make the Loans.

(v)	Interest on all amounts required to be repaid pursuant to this Section shall accrue at the Default Rate (as specified in Section 2.12(c)) from and after the Acquisition Deadline until paid in full.

(vi)	The Borrower’s obligations under this Section shall survive any termination of this Agreement and shall not be subject to any right of the Borrower to cure, any grace period, or any requirement of notice or demand by the Administrative Agent or any Lender.

(f)            With respect to any prepayments and Commitment reductions made pursuant to Section 2.9, unless the Borrower otherwise elects, any Lender, at its option, may elect not to accept such prepayment or Commitment reduction. The Borrower shall notify the Administrative Agent of any event giving rise to a prepayment or Commitment reduction under this Section 2.9 at least five Business Days prior to the date of such prepayment or Commitment reduction (or such shorter period as may be agreed by the Administrative Agent). Each such notice shall specify the date of such prepayment or Commitment reduction and provide a reasonably detailed calculation of the amount of such prepayment or Commitment reduction that is required to be made under this Section 2.9. Any Lender may decline to accept all (but not less than all) of its share of any such prepayment or Commitment reduction (the “Declined Amount”) by providing written notice to the Administrative Agent no later than one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment or Commitment reduction. If the Lender does not give a notice to the Administrative Agent on or prior to such second Business Day informing the Administrative Agent that it declines to accept the applicable prepayment or Commitment reduction, then such Lender will be deemed to have accepted such prepayment or Commitment reduction. Such Lender’s Declined Amount may be retained by the Borrower.

(g)           Notwithstanding the foregoing, no prepayment of the Term Facility will be required in respect of any Net Cash Proceeds received by any Foreign Subsidiary (other than a Canadian Subsidiary) or non-Wholly Owned Subsidiary of the Borrower from any sale or other disposition of property or assets by any Foreign Subsidiary (other than a Canadian Subsidiary) or non-Wholly Owned Subsidiary of the Borrower, in each case, to the extent the repatriation of (or requirement to repatriate) such Net Cash Proceeds, or otherwise using such Net Cash Proceeds to prepay loans under the Term Facility, (a) would result in material adverse tax consequences to Borrower or any of its Subsidiaries, (b) would be prohibited or restricted by applicable law, rule or regulation (after giving effect to any available “whitewash” or similar procedures) or (c) in the case of non-Wholly Owned Subsidiaries, would be prohibited under organizational documents of such Subsidiaries (so long as any such prohibition in any organizational document is not made with the purpose of avoiding such prepayment or distribution).

2.10         Conversion and Continuation Options.

(a)           The Borrower may elect from time to time to convert Term Benchmark Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election, substantially in the form of Exhibit K or otherwise approved by the Administrative Agent, no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Term Benchmark Loans may only be made on the last day of an Interest Period with respect thereto or, subject to payment of any amounts owing pursuant to Section 2.18, at any other time. The Borrower may elect from time to time to convert ABR Loans to Term Benchmark Loans by giving the Administrative Agent prior irrevocable notice of such election, substantially in the form of Exhibit K or otherwise approved by the Administrative Agent, no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that, in each case, the Administrative Agent may in its discretion accept any later notice, provided, further, that no ABR Loan under a particular Facility may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)           Any Term Benchmark Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice, substantially in the form of Exhibit K or otherwise approved by the Administrative Agent, to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Term Benchmark Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if (i) the Borrower shall fail to give any required notice as described in this Section 2.10 or shall fail to specify the Interest Period in any required notice delivered to the Administrative Agent in connection with the conversion or continuation of any Term Benchmark Loan, such Loan shall be automatically converted to, or the Borrower shall be deemed to have elected, as applicable, a Term Benchmark Loan with an Interest Period of one month on the last day of such expiring Interest Period, and (ii) such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.11         Limitations on Term Benchmark Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Term Benchmark Loans comprising each Term Benchmark Tranche shall be equal to $1 million or a whole multiple of $500,000 in excess thereof and (b) no more than 10 Term Benchmark Tranches shall be outstanding at any one time.

2.12          Interest Rates and Payment Dates.

(a)           Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Term SOFR Rate determined for such day plus the Applicable Margin.

(b)           Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)            (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.12 plus 2%, (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), upon the occurrence and during the continuance of an Event of Default specified in Section 8.1(a) resulting therefrom, such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%) and (iii) after the occurrence and during the continuance of any other Event of Default, the Borrower shall, at the direction of the Required Lenders or the Required Revolving Lenders, as applicable, pay interest on past due amounts owing by it hereunder at an interest rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2%, in each case, with respect to clauses (i), (ii) and (iii) above, from the date of such non-payment or Event of Default, as applicable, until such amount is paid in full (as well after as before judgment). The Loan Parties agree that application of the interest rates set out in clauses (i), (ii) and (iii) above represent a genuine pre-estimate of damages and shall not be construed as a penalty.

(d)           Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.12 shall be payable from time to time on demand.

2.13         Computation of Interest and Fees.

(a)           Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Term SOFR Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

(c)           For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day, 365-day or 366-day year, the yearly rate of interest to which the rate used in such calculation is equivalent to the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

2.14         Inability to Determine Interest Rate. (a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.14, if prior to the commencement of any Interest Period for a Term Benchmark Borrowing:

(vii)	the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(viii)	the Administrative Agent is advised by the Required Lenders that the Term SOFR Rate, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request for the conversion of any Loan to, or continuation of any Loan as, a Term Benchmark Loan shall be ineffective, (B) if any request is made for a borrowing of a Term Benchmark Loan, such Loan shall be made as an ABR Loan; provided that if the circumstances giving rise to such notice affect only one Type of Loans, then the other Type of Loans shall be permitted.

(b)           Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)           [Reserved].

(d)           In connection with the implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)           The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(f)           Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)           Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

2.15         Pro Rata Treatment and Payments.

(a)           Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)           Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)           Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)           All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the applicable Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against such Lender.

(f)            Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5, 2.15(e), 2.15(f), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.16         Requirements of Law.

(a)           If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender or the Issuing Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)               shall subject any Lender or the Issuing Lender to any tax (except for Indemnified Taxes, clauses (x) through (z) of the definition of Excluded Taxes, and Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves other liabilities or capital attributable thereto;

(ii)              shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Term SOFR Rate; or

(iii)             shall impose on such Lender any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or such Issuing Lender, by an amount that such Lender or Issuing Lender deems to be material, of making, converting into, continuing or maintaining Term Benchmark Loans or, in the case of (i), any Loans, or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or Issuing Lender, upon its demand, any additional amounts necessary to compensate such Lender or Issuing Lender for such increased cost or reduced amount receivable. If any Lender or the Issuing Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled and deliver a certificate contemplated by Section 2.16(d) with respect thereto.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)           Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

(d)           A certificate as to any additional amounts payable pursuant to this Section 2.16 submitted by any Lender to the Borrower (i) setting forth in reasonable detail the manner in which such amounts were determined and (ii) certifying if applicable as required by Section 2.16(a) (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.16, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.16 for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17         Taxes.

(a)           All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except as required by any applicable Requirement of Law. If any applicable Requirement of Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with such applicable Requirement of Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17), the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           The applicable Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with any applicable Requirements of Law, or at the option of the Administrative Agent, timely reimburse it for such Other Taxes.

(c)           Whenever any Indemnified Taxes are payable by a Loan Party, as promptly as possible thereafter the applicable Loan Party shall send to the Administrative Agent for its own account a certified copy of an official receipt received by such Loan Party (or if an official receipt is not available, such other documentation as shall be reasonably satisfactory to the Administrative Agent) showing payment thereof. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for (i) the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or attributable to amounts payable under this Section 2.17) paid by the Administrative Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)          (i) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”), on or before the date such Lender (or Transferee) becomes a party to this Agreement, shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (A) two original copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8BEN-E or Form W-8ECI, as appropriate or any subsequent versions thereof or successors thereto, true, correct and complete in all material respects and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents, (B) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of applicable Exhibit I-1 and an applicable Form W-8, or any subsequent versions thereof or successors thereto, true, correct and complete in all material respects and duly executed by such Non-U.S. Lender, or (C) in the case of a Non-U.S. Lender not being the beneficial owner, two copies of Form W-8IMY (together with the forms described above in clauses (A) or (B), as required); provided that, if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a statement substantially in the form of Exhibit I-2 on behalf of each such direct and indirect partner; and (ii) each Lender (or Transferee) that is a “U.S. Person” as defined in Section 7701(a)(30) of the Code, on or before the date such Lender (or Transferee) becomes a party to this Agreement (and from time to time thereafter as prescribed by applicable law or upon the reasonable request of the Borrower or the Administrative Agent), two original copies of U.S. Internal Revenue Service Form W-9, or any subsequent versions or successors thereto, true, correct and complete in all material respects and duly executed by such Lender, establishing that the Lender is not subject to U.S. backup withholding tax.

(ii)              A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that no Lender is required to deliver such documentation unless such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender.

(iii)             If a payment made to a Lender under any Loan Document would be subject to withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv) “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)             The forms described in this Section 2.17(e) shall be delivered by the applicable Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Lender shall deliver such forms from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, and promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to such Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph (other than such documentation set forth in paragraphs I(i), I(ii) and I(iv) of this Section) that such Lender is not legally able to deliver.

(f)            If any Lender or the Administrative Agent receives a refund that it determines, in the sole discretion of such Lender or Administrative Agent (exercised in good faith), is allocable to any amount paid by a Loan Party pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall repay such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party) to such Loan Party net of all out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such Loan Party, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to such Loan Party pursuant to this paragraph (f) to such Lender or the Administrative Agent (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), within 15 days after receipt of written request by such Lender of the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any information relating to its taxes which it deems confidential) to any Loan Party or any other Person. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Indemnified Tax giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Indemnified Tax had never been paid.

(g)           The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(h)           For purposes of this Section 2.17, the term “Lender” includes the Issuing Lender.

2.18         Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Term Benchmark Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement; (b) default by the Borrower in making any prepayment of or conversion from Term Benchmark Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Term Benchmark Loans or the conversion of Term Benchmark Loans to ABR Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.18 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19         Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to a request by such Lender for the payment of any additional amounts pursuant to Sections 2.16, 2.17(a), 2.17(c) or 2.18 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts to designate another lending office for any Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches, or affiliates if such assignment designation would avoid the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.19 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.16 or 2.17(a). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.20         Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement or payment for amounts owing pursuant to Section 2.16, 2.17(a) or 2.17(c); (b) is a Defaulting Lender; or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 so as to fully eliminate the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17(a), (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, and the Borrower shall pay the subject Lender the Applicable Premium thereon, (iv) the Borrower shall be liable to such replaced Lender under Section 2.18 if any Term Benchmark Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution shall be approved by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed and provided that, with respect to a replacement financial institution under the Term Facility, no consent of the Administrative Agent shall be needed if such replacement financial institution is a Lender, an Affiliate of a Lender or an Approved Fund), (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17(a), as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

In the event that a Lender to be replaced hereunder does not execute an assignment pursuant to Section 10.6 within five (5) Business Days after receipt by such Lender of notice of replacement pursuant to this Section 2.20 and presentation to such Lender of an assignment evidencing an assignment pursuant to this Section 2.20, the Borrower shall be entitled (but not obligated) to execute such an assignment on behalf of such Lender, and any such assignment so executed by the Borrower, the replacement Lender and the Administrative Agent, shall be effective for purposes of this Section 2.20 and Section 10.6. Notwithstanding the foregoing, with respect to a Lender that is a Defaulting Lender, the Borrower or the Administrative Agent may obtain a replacement Lender and execute an assignment on behalf of such Defaulting Lender at any time and without prior notice to such Defaulting Lender and cause all of its interest, rights, and obligations hereunder including all of its Loans and Commitments and other amounts at any time owing to it hereunder and the other Loan Documents to be sold and assigned at par. Upon any such assignment and payment and compliance with the other provisions of Section 10.6, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to the benefits of Sections 2.16, 2.17, 2.18 and 10.5 hereunder (to the extent not accounted for in the first paragraph of this Section 2.20) shall survive as to such replaced Lender.

2.21         Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender or be payable for the benefit of such Defaulting Lender pursuant to Section 2.6(a);

(b)          the unpaid principal amount of the Term Loans and the Revolving Commitments (or if the Revolving Commitments have been terminated, the Revolving Extensions of Credit) of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders or the Required Revolving Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender shall require the consent of such Defaulting Lender;

(c)           if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)               all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii)              if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent Cash Collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 3.9 and Section 9 for so long as such L/C Exposure is outstanding;

(iii)             if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is Cash Collateralized;

(iv)             if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v)              if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or Cash Collateralized;

(d)           so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.21(c) and Section 3.9, and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein); and

(e)           any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, to the reimbursement of the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as Cash Collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

2.22         Incremental Facilities.

(a)            The Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall (i) add one or more new tranches of term facilities and/or increase the principal amount of the Term Loans (each such new tranche or increase, an “Incremental Term Facility”) or (ii) increase the aggregate amount of Revolving Commitments (any such increase, an “Incremental Revolving Facility”; together with any Incremental Term Facilities, the “Incremental Facilities”), as applicable, by executing and delivering to the Administrative Agent (for further distribution to the Lenders) an Increased Facility Activation Notice specifying (i) the amount of such increase (or loans that will comprise any such new tranche) and the Facility or Facilities involved, (ii) the applicable Increased Facility Closing Date (which may be selected by the Borrower after the Closing Date) and (iii) in the case of Incremental Term Loans, (x) the applicable Incremental Term Facility maturity date, (y) the amortization schedule for such Incremental Term Facility and (z) the Applicable Margin for such Incremental Term Facility; provided, that (A) no Default or Event of Default exists or shall exist immediately before or after giving effect to such Incremental Facility; (B) except as otherwise agreed by the Lenders (including New Lenders) committing to provide such Incremental Facility, if the proceeds of such Incremental Facility are to be used to finance a Permitted Acquisition, each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (provided that if any such representations and warranties are qualified by “materiality,” “Material Adverse Effect” or similar language, such representations and warranties shall be true and correct in all respects) immediately prior to, and after giving effect to, such Incremental Facility, except for representations and warranties made as of a specific earlier date that shall be true and correct in all material respects as of such earlier date, (C) the maturity date and weighted average life to maturity of any such Incremental Term Facility shall be no earlier than or shorter than the maturity date and weighted average life to maturity, respectively, of the Term Facility (other than as necessary to make such Incremental Term Facility fungible with such outstanding Term Loans); provided, that in the case of an Incremental Term Facility that is secured on a junior basis to the Term Loans or is unsecured, the maturity date therefor shall be no earlier than the date that is 91 days after the Latest Maturity Date; (D) the interest rates and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the Lenders thereunder; provided that, the total yield (including the upfront fees, any interest rate floors and any OID, but excluding any arrangement, underwriting or similar fee paid that are not paid to all lenders generally with respect to such Indebtedness) in respect of any Incremental Term Loans that are incurred by the Borrower or any of its Subsidiaries, are secured by a lien on the Collateral that is pari passu with the lien securing the Term Loans will not be more than 0.50% higher than the corresponding total yield for the existing Term Loans (with OID being equated to the interest rates in a manner determined by the Administrative Agent based on an assumed four-year life to maturity), unless the interest rate margins with respect to the existing Term Loans are increased by an amount equal to the difference between the total yield with respect to the Incremental Term Loans and the corresponding total yield on the existing Term Facility minus 0.50% (such adjustment, the “MFN Adjustment”); (E) the Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility (including the maturity date in respect thereof) and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the Lenders thereunder, (F) the First Lien Net Leverage Ratio for the Test Period most recently ended on or prior to the date of such incurrence and for which a certificate of a Responsible Officer of the Borrower was delivered pursuant to Section 6.2(a) is less than 2.00 to 1.00 on a pro forma basis after giving effect to such Incremental Facility, (G) no Incremental Facility shall be guaranteed by any Person that is not a Loan Party or be secured by any assets other than Collateral, and (H) any Incremental Facility that (x) is secured shall be secured only by the Collateral and on a pari passu (but without regard to control of remedies) or junior basis with the Term Loans and (y) ranks pari passu in right of security or that is subordinated in right of payment or security shall be subject to an intercreditor agreement that is reasonably satisfactory to the Administrative Agent and the Required Lenders, provided that, in the case of the Incremental Term Loans, to the extent such terms, taken as a whole, are materially more restrictive than the terms relating to the existing Term Facility (except to the extent permitted by clause (C) or (D) above), such terms (w) shall be reasonably satisfactory to the Administrative Agent and the Lenders party thereto, (x) shall only be applicable after the latest maturity date of the then-existing Term Loans, (y) [reserved] or (z) the Lenders of the then-existing Term Loans receive the benefit of such more restrictive terms. Without the consent of the Required Lenders, the aggregate amount of incremental Revolving Commitments and borrowings of Incremental Term Loans shall not exceed (x) the greater of (i) $50 million and (ii) 25% of LTM EBITDA (the “Incremental Fixed Amount”) plus (y) an amount equal to the aggregate principal amount of all voluntary prepayments and debt buybacks (which shall include, for the avoidance of doubt, any voluntary redemption and consummated offer to purchase including pursuant to any “yank-a-bank” provision) (i) with respect to Incremental Facilities that are secured by a lien on the Collateral that is pari passu with the lien securing the Term Loans, of any class of Specified Indebtedness secured by a lien on the Collateral that is pari passu with the Term Loans, (ii) with respect to Incremental Facilities that are secured by a lien on the Collateral that is junior to the lien securing the Term Loans, of any class of Specified Indebtedness secured by a lien on the Collateral that is pari passu with or junior to the lien securing the Term Loans, and (iii) with respect to Incremental Facilities that are unsecured, of any class of Specified Indebtedness secured by a lien on the Collateral that is pari passu with or junior to the lien securing the Term Loans or unsecured (with, in the case of any revolving facilities, a corresponding reduction of commitments thereunder), in each case made prior to the date of any such incurrence, with credit given to the cash payment made in respect of such buybacks, and voluntary commitment reductions of any revolving credit facilities made prior to the date of any such incurrence, in each case except to the extent financed with proceeds of long-term indebtedness (other than a revolving facility; provided that to the extent such long-term indebtedness is subsequently prepaid, redeemed, repurchased or otherwise retired not with other long-term indebtedness (other than revolving indebtedness), the principal amount of any such reduction shall be added to this clause (y)) (collectively, the “Incremental Prepayment Amount”, and, together with the Incremental Fixed Amount, the “Incremental Limit”) (provided, that for purposes of determining compliance with the Incremental Limit, any unfunded commitments shall be deemed to be drawn in full and the cash proceeds of any such Indebtedness incurred substantially concurrently therewith, or in a series of related transactions therewith, shall not be cash netted). Notwithstanding the foregoing, without the consent of the Administrative Agent, each increase effected pursuant to this paragraph shall be in a minimum amount of at least $10 million. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b)           Any additional bank, financial institution or other entity which, with the consent of the Borrower and, other than with respect to a Lender, an Affiliate of a Lender, or an Approved Fund, the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.22(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit C, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c)           Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date with respect to the Revolving Facility, the Borrower shall borrow Revolving Loans under the relevant increased Revolving Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan (and, in the case of Term Benchmark Loans, of each Term Benchmark Tranche) which would then have been outstanding from such Lender if (i) each such Type or Term Benchmark Tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Term Benchmark Tranche requested to be so borrowed or effected had been proportionately increased. The Term SOFR Rate applicable to any Term Benchmark Loan borrowed pursuant to the preceding sentence shall equal the Term SOFR Rate then applicable to the Term Benchmark Loans of the other Lenders in the same Term Benchmark Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Borrower and the relevant Lender).

(d)           The proceeds of the Incremental Facilities shall be used for purposes permitted by Section 6.10.

(e)           Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans evidenced thereby. Any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(f)

(i)             The Borrower shall first seek any Incremental Term Loans from the existing Lenders on a bona fide and pro rata basis, and each such Lender shall, by written notice to the Borrower or the Administrative Agent not more than twenty (20) days after the date of such Lender’s receipt of the applicable Incremental Term Loan request from the Borrower or the Administrative Agent, as applicable, either elect to provide its pro rata portion of the offered amount of such Incremental Term Loan or decline (in each case, in such Lender’s sole discretion) to provide such pro rata portion of the offered amount of such Incremental Term Loan (and any such Lender that does not deliver such a written notice within such period of twenty (20) days shall be deemed to have declined to provide such pro rata portion of the offered amount of such Incremental Term Loan). In the event that any existing Lender declines to provide its pro rata share of such Incremental Term Loan, the Borrower may then seek the balance of each declining Lender’s pro rata share of such Incremental Term Loan on the same terms from any additional bank, financial institution or other Person so long as such additional bank, financial institution or other Person shall be reasonably satisfactory to the Borrower and the Administrative Agent; provided that, the Borrower must first offer (in a bona fide offer in good faith) such declined pro rata share (which offer may be made concurrently with the initial bona fide offer in good faith) to the existing Lenders that have agreed to provide their ratable share of such Incremental Term Loan (the foregoing provisions of this Section 2.22(f), the “ROFO Provision”).

(ii)           In addition, notwithstanding anything to the contrary in this Agreement, the Borrower shall not enter into any agreement with respect to any Incremental Facilities with any New Lender, except in compliance with the following terms and conditions:

(A)           If the Borrower receives a bona fide written offer from a proposed New Lender (or a transaction from a Term Lender that would include any New Lender (collectively, an “Incremental Transaction”) that the Borrower desires to accept (each, an “Incremental Offer”), the Borrower shall, promptly following receipt of the Incremental Offer, notify the Lenders (through the Administrative Agent) (the “Offer Notice”) of the material financial terms and conditions of such Incremental Offer (including, for the avoidance of doubt, with respect to fees, the “Material Terms”). Each Offer Notice constitutes an offer made by the Borrower to enter into an agreement with the Lenders ratably on the same Material Terms as such Incremental Offer (the “ROFR Offer”);

(B)            At any time prior to the expiration of a twenty (20) days period following the Lenders’ receipt of the Offer Notice (the “Exercise Period”), any Lender may accept the ROFR Offer with respect to its pro rata share (based on the Term Loans then held by such Lender) of any such Incremental Offer by delivery to Borrower of a binding letter of intent containing the Material Terms and any standard and customary conditions applicable to a transaction of this nature, executed by such Lender;

(C)            If, by the expiration of the Exercise Period, no Lender has accepted the ROFR Offer (or no Lenders have accepted the entire quantum of such ROFR Offer), and provided that the Borrower has complied with all the provisions of this Section 2.22(f), the Borrower may consummate the Incremental Transaction with the relevant New Lender (solely with respect to any quantum not accepted by the Lenders), Lender or Lenders or, in each case any of their respective Affiliates so long as Material Terms are substantially the same or more favorable to the Borrower as the Material Terms set forth in the Offer Notice.

2.23         Extension of Loans and Revolving Commitments.

(a)           Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans of any Facility or Commitments of any Facility with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Facility) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate transactions with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the maturity date of such Lender’s Loans and/or Commitments of such Facility and otherwise modify the terms of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension”, and each group of Loans or Commitments, as applicable, in each case as so extended, and the original Loans and the original Commitments (in each case not so extended), being a “tranche”; it being understood that any Extended Term Loans shall constitute a separate tranche of Loans from the tranche of Loans from which they were converted and any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), so long as the following terms are satisfied:

(i)            except as to (A) interest rates, fees and final maturity (which shall, subject to immediately succeeding clause (iii), be determined by the Borrower and any Lender who agrees to an Extension of its Revolving Commitments and set forth in the relevant Extension Offer) and (B) any covenants or other provisions applicable only to periods after the Latest Maturity Date, the Revolving Commitment of any Lender who agrees to an extension with respect to such Commitment (an “Extended Revolving Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall constitute a revolving commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Lenders) as the tranche of Revolving Commitments subject to the relevant Extension Offer (and related outstandings) provided hereunder; provided that to the extent more than one Revolving Facility exists after giving effect to any such Extension, (x) the borrowing and repayment (except for (1) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings), (2) repayments required upon the maturity or termination date of any Revolving Facility and (3) repayments made in connection with a permanent repayment and termination of Revolving Commitments under any Revolving Facility (subject to clause (z) below)) of Revolving Loans with respect to any Revolving Facility after the effective date of such Extended Revolving Commitments shall be made on a pro rata basis with all other Revolving Facilities, (y) all Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders and (z) the permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Commitments under, any Revolving Facility after the effective date of such Extended Revolving Commitments shall be made on a pro rata basis with all other Revolving Facilities, except that the Borrower shall be permitted to permanently repay Revolving Loans and terminate Revolving Commitments of any Revolving Facility on a greater than pro rata basis as compared to any other Revolving Facilities with a later maturity or termination date than such Revolving Facility;

(ii)           except as to (A) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and any Lender who agrees to an Extension of its Term Loans and set forth in the relevant Extension Offer) and (B) any covenants or other provisions applicable only to periods after the Latest Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended Term Loans, the “Extended Term Loans”) shall have the same terms (or terms not less favorable to existing Lenders) as the tranche of Term Loans subject to the relevant Extension Offer; provided, however, that any representations and warranties, affirmative and negative covenants (including financial covenants) and events of default applicable to such tranche of Extended Term Loans that also expressly apply to (and for the benefit of) the tranche of Term Loans subject to the Extension Offer and each other Term Loan Facility hereunder may be more favorable to the lenders of the applicable tranche of Extended Term Loans than those originally applicable to the tranche of Term Loans subject to the Extension Offer;

(iii)           (x) the final maturity date of any Extended Term Loans may be no earlier than the then applicable Latest Maturity Date at the time of Extension and (y) no Extended Revolving Commitments or Extended Revolving Loans may have a final maturity date earlier than (or require commitment reductions prior to) the Latest Maturity Date applicable to any then-existing Revolving Facility;

(iv)          the weighted average life to maturity of any Extended Term Loans shall be no shorter than the remaining weighted average life to maturity of any then-existing Term Loans;

(v)           any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments (but, for purposes of clarity, not scheduled amortization payments) in respect of the Term Loans, in each case as specified in the relevant Extension Offer;

(vi)          if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Extension Offer exceed the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(vii)         unless the Administrative Agent otherwise agrees, any Extension must be in a minimum amount of $10 million;

(viii)        any applicable Minimum Extension Condition must be satisfied or waived by the Borrower ;

(ix)           any documentation in respect of any Extension shall be consistent with the foregoing;

(x)            no Extension of any Revolving Facility shall be effective as to any Issuing Lender with respect to Letters of Credit without the consent of such Issuing Lender (such consents not to be unreasonably withheld or delayed) (and, in the absence of such consent, all references herein to Latest Revolving Maturity Date shall be determined, when used in reference to such Issuing Lender without giving effect to such Extension);

(xi)           except as the Borrower and any Lender may separately agree, no Lender shall be obligated to provide any Extended Term Loans or make any Extended Revolving Commitments, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender; and

(xii)          no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders.

(b)           (i) No Extension consummated in reliance on this Section 2.23 shall constitute a voluntary or mandatory prepayment for purposes of Sections 2.8 or 2.9, (ii) the scheduled amortization payments (insofar as such schedule affects payments due to Lenders participating in the relevant Facility) set forth in Section 2.3 shall be adjusted to give effect to any Extension of any Facility of Loans and/or Commitments and (iii) except as set forth in clause (a)(vii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to the consummation of any Extension that a minimum amount (to be specified in the relevant Extension Offer in the Borrower’s sole discretion) of Loans or Commitments (as applicable) of any or all applicable tranches be tendered; it being understood that the Borrower may, in its sole discretion, waive any such Minimum Extension Condition. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.3, 2.4, 2.8, 2.9 and/or 2.15) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c)           Subject to any consents required under Section 2.23(a)(x), no consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments of any Facility (or a portion thereof). All Extended Term Loans and Extended Revolving Commitments and all obligations in respect thereof shall constitute Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendment and any amendments to any of the other Loan Documents with the Loan Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.23.

(d)           In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

Section 3.      LETTERS OF CREDIT

3.1           L/C Commitment.

(a)           Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower or any of its Subsidiaries on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date (the “L/C Maturity Date”), provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)           Notwithstanding anything to the contrary herein, no Issuing Lender shall at any time be obligated to issue, amend, extend or increase any Letter of Credit if the foregoing would (i) conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law or (ii) violate one or more policies of such Issuing Lender applicable to letters of credit generally.

3.2           Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3           Fees and Other Charges.

(a)           The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date. For U.S. federal and applicable state and local income tax purposes, the parties hereto agree that the payment of the fees provided under this Section 3.3(a) shall not be treated as a fee for services. The parties shall prepare and file all tax returns consistent with the tax treatment described in the immediately preceding sentence, except as otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code (or any similar determination under applicable state or local law).

(b)           In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4           L/C Participations.

(a)           The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)          If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error.

(c)           Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5           Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.12(a) and (y) thereafter, Section 2.12(c).

3.6           Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (a) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (b) any draft or other document presented under a Letter of Credit proving to be invalid, fraudulent or forged in any respect or any statement therein being untrue or inaccurate in any respect, (c) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, (d) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (e) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3.6, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. The Issuing Lender shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or message or advice, however transmitted, in connection with any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7           Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8           Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9           Cash Collateral.

(a)           Certain Credit Support Events. Upon the written request of the Administrative Agent or any Issuing Lender, if (i) as of the L/C Maturity Date, any L/C Obligation for any reason remains outstanding, (ii) the Borrower shall be required to provide Cash Collateral pursuant to Section 2.9(d) or Section 8, or (iii) the provisions of Section 2.21(c)(ii) are in effect, the Borrower shall immediately (in the case of clause (ii) above) or within one Business Day (in all other cases) following any written request by the Administrative Agent or any Issuing Lender, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iii) above, after giving effect to Section 2.21(c)(ii) and any Cash Collateral provided by the Defaulting Lender).

(b)           Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, any Issuing Lender and the Revolving Lenders, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein as described in Section 3.9(a), and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the Obligations to which such Cash Collateral may be applied pursuant to Section 3.9(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or any Issuing Lender as herein provided, other than Liens permitted by Section 7.3, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount (including, without limitation, as a result of exchange rate fluctuations), the Borrower will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral shall be maintained in interest bearing deposit accounts with, and subject to the control of, the Administrative Agent. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)           Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.9 or Section 2.9, Section 2.21, or Section 8 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)           Cash Collateral (or the appropriate portion thereof) provided to reduce L/C Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable L/C Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.6(b)(ii)) or there is no longer existing an Event of Default) or (ii) the determination by the Administrative Agent and any Issuing Lender that there exists excess Cash Collateral.

Section 4.      REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1           Financial Condition. (x) The audited consolidated balance sheets of The Real Brokerage Inc. and its Subsidiaries as of December 31, 2025 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly in all material respects the consolidated financial condition of The Real Brokerage Inc. and its Subsidiaries as of such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended and (y) the unaudited balance sheets of The Real Brokerage Inc. and its subsidiaries for the fiscal quarter ending June 30, 2026 and the related unaudited statements of income and of cash flows for such fiscal quarter and the portion of the fiscal year through the end of such quarter, present fairly in all material respects the consolidated financial condition of The Real Brokerage Inc. and its Subsidiaries as of such date, subject to year-end adjustments and the absence of footnotes. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the period involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2           No Change. Since December 31, 2025, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3           Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and in good standing (or, in the case of any Foreign Subsidiary, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization, (b) has the requisite power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign company or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4           Power; Authorization; Enforceable Obligations. Each Loan Party has the requisite limited liability company or other corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the Loans on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Loans hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) consents, authorizations, filings and notices contemplated by the Security Documents, (iii) consents, authorizations, filings and notices which customarily are required in connection with the exercise of remedies in respect of the Collateral, (iv) those consents, authorizations, filings and notices the failure of which to obtain, take, give or make could not be reasonably expected to have a Material Adverse Effect and (v) the filings referred to in Section 4.17. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5           No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Loan Party (except for violations that could not be reasonably expected to result in a Material Adverse Effect) and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6           Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, or (b) that is reasonably likely to be adversely determined and if adversely determined would reasonably be expected to have a Material Adverse Effect.

4.7           No Default. No Default or Event of Default has occurred and is continuing.

4.8           Ownership of Property; Liens. Each Loan Party has good title to, or a valid leasehold interest in or other right to use, all its property necessary for the conduct of its business as currently conducted, except for defects in the foregoing that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, except where the failure to have such title or interest could not have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9          Intellectual Property. Each Loan Party exclusively owns, licenses or otherwise possesses the valid and, to the knowledge of the Borrower, enforceable right to use all Intellectual Property that is used in, held for use, and/or necessary for the conduct of its business as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect. All registrations and applications for registration of Intellectual Property owned by each Loan Party are unexpired and subsisting and, to the knowledge of the Borrower, valid and enforceable, except in each case as would not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging the ownership or validity of any Intellectual Property owned or purported owned by any Loan Party, nor does the Borrower know of any valid basis for any such claim, except for such claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the conduct of the business by each Loan Party and use of any Intellectual Property have not and do not infringe the Intellectual Property rights of any Person, and no Person is infringing any Intellectual Property of any Loan Party, except in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Loan Parties have taken and continue to take commercially reasonable measures, at least consistent with industry standards, designed to protect the owned Trade Secrets, and to the knowledge of the Borrower there has not been any unauthorized access or breach concerning any such Trade Secrets, except as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the Loan Parties are in compliance with all applicable laws pertaining to all personal information in their possession and/or control, except to the extent that failure to comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.10         Taxes. Each Group Member has filed or caused to be filed all federal, state and other material tax returns that are required to be filed (subject to any applicable extensions) and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member) except where failure to do so would not have a Material Adverse Effect; to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge except any such taxes, fees or charges, the payment of which, or the failure to pay, could not have a Material Adverse Effect.

4.11         Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If reasonably requested by any Lender or the Administrative Agent and appropriate under the circumstances, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12         ERISA; Canadian Pension Plans.

(a)           Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) no Reportable Event nor any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Single Employer Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA, has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan; (b) each Plan maintained by any Group Member has complied in all respects with the applicable provisions of ERISA and the Code; (c) no termination of a Single Employer Plan has occurred with respect to which the liability remains unsatisfied, and no Lien in favor of the PBGC has arisen, during such five-year period; (d) the present value of all accrued benefits under each Single Employer Plan did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits (determined in both cases using the assumptions promulgated under Section 430 of the Code and the Treasury Regulations promulgated thereunder) and there has been no determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e)  neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in any liability under Section 4201 of ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; (f) neither the Borrower nor any Commonly Controlled Entity has received any notice of a determination that a Multiemployer Plan is Insolvent or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); and (g) with respect to each Foreign Plan, there has been no failure (i) to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (ii) to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (iii) of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

(b)          Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, no Canadian Pension Event has occurred.

(c)           Except for any Canadian Defined Benefit Plan established or acquired in accordance with the provisions of Section 7.19, no Loan Party sponsors, maintains, administers or contributes to, or has sponsored, maintained, administered or contributed to (in the last three (3) years) or has any liability under, a Canadian Defined Benefit Plan.

4.13         Investment Company Act; Other Regulations. No Loan Party is an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.14         Subsidiaries. Schedule 4.14 sets forth, as of the Closing Date, the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary of the Borrower, (i) the percentage of each class of Capital Stock owned by any Loan Party and (ii) whether such Subsidiary is an Excluded Subsidiary.

4.15         Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)           to the knowledge of the applicable Loan Parties, the facilities and properties owned, leased or operated by any Loan Party (the “Properties”) do not contain, and to the knowledge of the Borrower, have not previously contained any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b)           no Loan Party has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding compliance with Environmental Laws with regard to any of the Properties or the business operated by any Loan Party (the “Business”) that remains outstanding or unresolved, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened in writing;

(c)           to the knowledge of the applicable Loan Parties, Materials of Environmental Concern have not been transported from the Properties for disposal in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d)           no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened in writing, under any Environmental Law to which any Loan Party is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)            to the knowledge of the applicable Loan Parties, there has been no release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

(f)            the Properties and all operations of any Group Member at the Properties are in compliance with all applicable Environmental Laws; and

(g)           no Loan Party has assumed any liability of any other Person under Environmental Laws.

4.16         Accuracy of Information, etc.

(a)           No written statement or information (other than projections, pro forma financial information, other forward-looking and/or projected information and information of a general economic or industry-specific nature) contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished in writing by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, when taken as a whole, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein taken as a whole not materially misleading in light of the circumstances under which they were made; provided, that the forecasts, the projections, pro forma financial information, other forward-looking and/or projected information and information of a general economic or industry-specific nature contained in the materials referenced above and any document, certificate or statement based upon such forecasts, projections and information are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that (a) such information as it relates to future events is not to be viewed as fact, (b) such forecast and projections are subject to significant uncertainties and contingencies (many of which are beyond the control of the Borrower), (c) no assurance can be given that any forecast, projection or other information of such nature will be realized and (d) actual results during the period or periods covered by such information may differ significantly from the projected results set forth therein and such differences may be material.

(b)           As of the Closing Date, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

4.17         Security Documents.

(a)            The Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of Pledged Stock, when stock certificates (if any) representing any such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement or other appropriate instruments of transfer executed in blank), and in the case of the other Collateral described in the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.17 (except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date) in appropriate form are filed in the offices specified on Schedule 4.17(a) (except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date), the security interests created by the Guarantee and Collateral Agreement and Canadian Guarantee and Collateral Agreement shall constitute fully perfected Liens on, and security interest in, all right, title and interest of the applicable Loan Parties in such Collateral and the proceeds thereof (to the extent such Lien and security interest can be perfected by such filings), as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3).

(b)           As of the Closing Date, there is no parcel of owned real property held by the Group Member that has a value, in the reasonable opinion of the Borrower, in excess of $5 million.

4.18        Solvency. As of the Closing Date, the Borrower and its Subsidiaries taken as a whole, immediately after giving effect to the incurrence and repayment of all Indebtedness and obligations being incurred and repaid in connection herewith, are Solvent. No Canadian Subsidiary is an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada).

4.19         Sanctions, Anti-Terrorism Laws, Export Control Laws, and Anti-Corruption Laws.

(a)           (i) The Loan Parties and their respective Subsidiaries, and their respective officers and directors and, to the knowledge of any Loan Party, their respective employees, and brokers and other agents acting in any capacity in connection with the Loans, have conducted their business in compliance in all material respects with Export Control Laws, Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions; and (ii) the Loan Parties have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws by them and their respective Subsidiaries, and their respective officers, directors, employees, brokers, and agents;

(b)           No Loan Party or any of its Subsidiaries, or any of their respective officers or directors or, to the knowledge of any of the Loan Parties, any of their respective employees, Affiliates, brokers or other agents acting or benefiting in any capacity in connection with the Loans, is a Sanctioned Person.

(c)           No borrowing of Loans or issuance of any Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or Sanctions.

(d)           During the last five (5) years (and with respect to U.S. Sanctions, since April 24, 2019), no Loan Party or any of its Subsidiaries, or any of their respective officers or directors, or, to the knowledge of any of the Loan Parties, any of their respective employees, or brokers or other agents acting in any capacity in connection with the Loans, has been the subject of any pending or, to the knowledge of the Borrower, threatened investigation, inquiry, action, allegation, voluntary or directed disclosure, or proceeding related to a potential or actual violation of Anti-Corruption Laws, Anti-Terrorism Laws, Export Control Laws, or Sanctions.

4.20         Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 5.      CONDITIONS PRECEDENT

5.1           Conditions to Initial Loan. The agreement of each Lender to make the Term Loans on the Closing Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)           Credit Agreement; Guarantee and Collateral Agreement; Canadian Guarantee and Collateral Agreement. The Administrative Agent (or its counsel) shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Guarantor (other than a Guarantor who is a Canadian Subsidiary) and (iii) the Canadian Guarantee and Collateral Agreement, executed and delivered by the Borrower and by each Guarantor who is a Canadian Subsidiary.

(b)           Existing Indebtedness. Prior to or substantially concurrently with the Closing Date, (i) all amounts outstanding under, and all other amounts due in respect of the Indebtedness outstanding under the Existing Credit Agreement, shall have been repaid in full and all Liens on the assets of the Target Companies which secure the Existing Credit Agreement shall have been terminated, except to the extent permitted by Section 7.3.

(c)           Lien Searches; Perfection Certificate. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party in each relevant jurisdiction, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received a Perfection Certificate, executed and delivered by a Responsible Officer of the Borrower.

(d)           Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid by the Borrower, and all expenses for which invoices have been presented (including the documented reasonable out of pocket fees and expenses of legal counsel), at least one Business Day before the Closing Date. All such amounts will be paid by the Borrower to the Administrative Agent on or before the Closing Date.

(e)           Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit E or otherwise approved by the Administrative Agent, with appropriate insertions and attachments, including the certificate of formation (or equivalent) of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, (ii) a good standing certificate (or equivalent) for each Loan Party from its jurisdiction of organization and (iii) resolutions of the board of directors or similar governing body of each Person that is a Loan Party on the Closing Date approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, certified as of the Closing Date by such a Responsible Officer of such Loan Party as being in full force and effect without modification or amendment.

(f)            Legal Opinions. The Administrative Agent shall have received, on behalf of itself and the Lenders, (i) an opinion of Willkie Farr & Gallagher LLP, in its capacity as New York counsel for the Loan Parties, (ii) an opinion of Gowling WLG (Canada) LLP, in its capacity as Canadian counsel for the Loan Parties, (iii) an opinion of Pitblado LLP, in its capacity as Manitoba counsel for Real Broker Manitoba Ltd and (iv) an opinion of Kanuka Thuringer LLP, in its capacity as Saskatchewan counsel for Real Broker SK Ltd.

(g)           Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code or PPSA financing statement, as applicable) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded on the Closing Date in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(h)           Solvency Certificate. The Administrative Agent shall have received a solvency certificate, substantially in the form of Exhibit F from the Chief Financial Officer (or other officer with reasonably equivalent responsibilities) of the Borrower dated as of the Closing Date, reasonably satisfactory to the Administrative Agent.

(i)            Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(a) of the Guarantee and Collateral Agreement and Section 5.2(a) of the Canadian Guarantee and Collateral Agreement.

(j)            [Reserved].

(k)           “Know Your Customer” and Beneficial Ownership Regulation Documentation. The Administrative Agent and each Lender shall have received, at least five (5) days prior to the Closing Date, (i) all documentation and other information requested in connection with Sanctions and Anti-Terrorism Laws, including applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(l)            Acquisition. The Acquisition shall have been, or shall concurrently with the funding of Term Loans be, consummated in accordance with the terms of the Acquisition Agreement.

(m)          No Material Adverse Effect. Since the date of the Acquisition Agreement, there shall not have occurred any Material Adverse Effect (as defined in the Acquisition Agreement) on the Company (as defined in the Acquisition Agreement).

(n)           Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.2.

(o)           Financial Statements. The Administrative Agent shall have received the financial statements referred to in Section 4.1.

(p)          Intercompany Note. The Administrative Agent shall have received the Intercompany Note, duly executed by the subordinated creditors and intercompany debtors party thereto, in each case entered into on the Closing Date and prior to the funding of the Term Loans.

(q)           Note. The Borrower shall deliver a Note executed by the Borrower for each Lender that requests such a Note on the Closing Date.

(r)            [Reserved].

(s)           Borrowing Notice. The Administrative Agent shall have received a Borrowing Notice relating to the Borrowing of the Term Loans on the Closing Date.

5.2           Conditions to Each Loan. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial Loan) is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (provided that if any such representations and warranties are qualified by “materiality,” “Material Adverse Effect” or similar language, such representations and warranties shall be true and correct in all respects), in each case, on and as of such date as if made on and as of such date, except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b)          No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)           Borrowing Notice. The Administrative Agent shall have received a Borrowing Notice relating to the Borrowing of the Loans on such Borrowing Date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

Section 6.      AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) obligations under Specified Cash Management Agreements not then due and owing or as to which arrangements reasonably satisfactory to the providers thereof have been made and (iii) obligations under Specified Swap Agreements not then due and owing or as to which arrangements reasonably satisfactory to the respective counterparties thereof have been made), the Borrower shall and (to the extent relevant) shall cause each of the Borrower’s Subsidiaries to:

6.1           Financial Statements. Furnish to the Administrative Agent for distribution to the Lenders:

(a)           within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2026; it being understood and agreed that any financial statements with respect to such fiscal year shall be limited to the period from the Closing Date to December 31, 2026 and/or which shall not reflect a full fiscal year of the Borrower and its consolidated Subsidiaries), a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case (commencing with the fiscal year ending December 31, 2028) in comparative form the figures from the previous fiscal year, reported on without a “going concern” or like qualification, exception or qualification arising out of the scope of the audit (other than with respect to, or resulting from an upcoming maturity date of any Indebtedness) by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing;

(b)           within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending September 30, 2026; it being understood and agreed that any consolidated financial statements with respect to such fiscal quarter shall be limited to the period from the Closing Date to September 30, 2026 and/or which shall not reflect a full fiscal quarter of the Borrower and its consolidated Subsidiaries), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such fiscal quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case (commencing with the fiscal quarter ending March 31, 2028) in comparative form the figures from the previous fiscal year, certified by a Responsible Officer as being fairly stated in all material respects (subject to the absence of footnotes and normal year-end audit adjustments); and

(c)           no later than 20 Business Days after the delivery of the financial statements required to be delivered pursuant to Sections 6.1(a) and 6.1(b), to participate in a conference call with the Lenders to discuss the financial condition and results of operations of the Borrower and its consolidated Subsidiaries for such fiscal year.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP (except that financial statements delivered under clause (b) above, shall be subject to normal year-end audit reclassifications and adjustments and shall not have notes) applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods. Documents required to be delivered pursuant to Section 6.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the internet at www.realremaxgroup.com in the “Investor Relations” section or on EDGAR (the Electronic Data Gathering, Analysis and Retrieval system of the SEC) or any successor thereto; provided that, except in the case of any filing on EDGAR or any successor thereto, the Borrower shall notify in writing the Administrative Agent (which shall notify each Lender) of the posting of any such document and, promptly upon request by the Administrative Agent, provide to the Administrative Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.2           Certificates; Other Information. Furnish to the Administrative Agent for distribution to the Lenders:

(a)            concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or (b), (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance with the Financial Covenant as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be and (iii) in the case of financial statements delivered pursuant to Section 6.1(a), a Compliance Certificate including, to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a description of any Person that has become a Group Member, in the case of each of (1) and (2), since the date of the most recent Compliance Certificate delivered pursuant to this clause (iii) (or, in the case of the first such Compliance Certificate so delivered, since the Closing Date) or confirmation that that there has been no change to such information since the most recent Compliance Certificate delivered pursuant to this clause (iii), (3) commencing with the financial statements delivered for the fiscal year ending December 31, 2027, a reasonably detailed calculation of the Retained Excess Cash Flow Amount and a breakdown of all Restricted Payments made using such Retained Excess Cash Flow Amount in such fiscal year and (4) a reasonably detailed calculation of Total Net Leverage Ratio for such period;

(b)           as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (consisting of a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto);

(c)           within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC (it being understood that information required to be delivered pursuant to this clause (c) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other periodic reports containing such information, shall be available on the website of the SEC at http://www.sec.gov);

(d)           promptly following any request therefor, (x) such additional financial and other information relating to the business, financial or corporate affairs of the Borrower and its consolidated Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request in writing, except to the extent prohibited by applicable law, regulatory policy, regulatory restriction or confidentiality agreement or to the extent covered by attorney-client privilege or other legal privilege and (y) information and documentation reasonably requested in writing by the Administrative Agent or any Lender for purposes of compliance with Sanctions and Anti-Terrorism Laws, including applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and

(e)           promptly following receipt thereof, copies of (i) any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any Commonly Controlled Entity may request with respect to any Multiemployer Plan, (ii) any plan funding notices described in Section 101(f) of ERISA with respect to any Single Employer Plan or any Multiemployer Plan provided to or received by any Group Member or any Commonly Controlled Entity; provided, that if the relevant Group Members or Commonly Controlled Entities have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the Commonly Controlled Entity shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof.

6.3          Payment of Tax and Government Liabilities. (a) Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations for the payment of material taxes or other material charges of any Governmental Authority, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (ii) to the extent that failure to pay, discharge or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect and (b) timely file (subject to any applicable extensions) all material tax returns required to be filed by it.

6.4           Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence except as otherwise permitted by Sections 7.4 and 7.5(d) (ii) take all commercially reasonable action to maintain all material rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing contained in this Section 6.4 shall be deemed to prohibit any Group Member from reorganizing or changing its entity form; (b) comply with all Contractual Obligations except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (d) with respect to each Plan and each Canadian Pension Plan, comply with the applicable provisions of ERISA, the Code, applicable Canadian federal, provincial or territorial pension benefits standards legislation, the Income Tax Act (Canada), and any other applicable Requirement of Law and the terms thereof, and make or remit all required contributions, premiums and payments when due, except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5           Maintenance of Property; Insurance.

(a)           Keep all tangible property useful and necessary in its business in reasonably good working order and condition, except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(b)           Except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks as the Borrower believes (in the good faith judgment of the management of the Borrower) is reasonable and prudent in light of the size and nature of its business.

6.6           Inspection of Property; Books and Records. (a) Keep proper books of records and account with full, true and correct entries in all material respects in conformity with GAAP (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization) and (b) permit representatives of the Administrative Agent or any Lender (when accompanying the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable notice and during normal business hours and as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants, provided that (i) the Group Members shall not be required to pay the expenses of more than one visit and inspection during any fiscal year unless an Event of Default has occurred and is continuing, (ii) each Lender shall at all times coordinate with the Administrative Agent the frequency and timing of any such visits and inspections so as to reasonably minimize the burden imposed on the Group Members, and (iii) a representative of the Borrower shall be given the opportunity to be present for any communication with the independent certified public accountants.

6.7          Notices. Promptly upon a Responsible Officer of any Loan Party obtaining knowledge thereof, give notice to the Administrative Agent, which shall notify each Lender thereof, of:

(a)           the occurrence of any Default or Event of Default;

(b)           any litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that could reasonably be expected to have a Material Adverse Effect;

(c)           any litigation or proceeding affecting any Group Member (i) in which the amount involved is $10 million or more and not covered by insurance, (ii) in which injunctive or similar relief is sought and which would reasonably be expected to have a Material Adverse Effect and is not covered by insurance, or (iii) which relates to any Loan Document;

(d)           the following events if any such event would reasonably be expected to have a Material Adverse Effect: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Plan, any determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or any determination that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA), (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from any Single Employer Plan or Multiemployer Plan, or the termination or Insolvency of any Multiemployer Plan or determination that any such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), (iii) with respect to any Foreign Plan, (A) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employer contributions required by applicable law or by the terms of such Foreign Plan; (B) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (C) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan, or (iv) the occurrence of any Canadian Pension Event;

(e)            any other development or event that has had or would reasonably be expected to have a Material Adverse Effect; and

(f)            any change in the information provided in the Beneficial Ownership Certification delivered to such Lender, including that would result in a change to the list of beneficial owners identified in such certification.

Each notice pursuant to Section 6.7(a) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8           Environmental Laws.

(a)           Comply with all applicable Environmental Laws except for such noncompliance which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply with all lawful written orders and directives of all Governmental Authorities regarding Environmental Laws except for such noncompliance which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6.9           Additional Collateral, etc.

(a)           With respect to any property acquired after the Closing Date by any Loan Party or Designated Subsidiary (other than (x) any property described in paragraph (c) or (d) below, (y) any real property or motor vehicles or any other personal property excluded from the grant of the security interest granted under the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement and (z) any property subject to a Lien expressly permitted by Section 7.3(f)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property, including in the case of any property located in the Province of Quebec a deed of hypothec, and (ii) take all actions reasonably necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority (subject to other than Liens permitted under Section 7.3) security interest in such property, including the filing of Uniform Commercial Code, PPSA financing statements or RPMRR registrations, as applicable, in such jurisdictions as may be required by the Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b)           With respect to any fee interest in any owned real property having a value (together with improvements thereof) of at least $5 million acquired after the Closing Date by any Loan Party, or owned by any new Subsidiary that becomes a Loan Party as provided in clause (c) below after the Closing Date (other than any such real property subject to a Lien expressly permitted by Section 7.3(f)), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if reasonably requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent (but not to exceed the market value thereof)) as well as a current ALTA survey thereof, together with a surveyor’s certificate (or, in the case of any such owned real property located in Canada, the equivalent thereof) and (y) any consents or estoppels reasonably deemed necessary by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (iv) other than in the case of any such owned real property located in Canada, deliver to the Administrative Agent a completed “Life-on-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such real property (together with a notice about special floor hazard area status and floor disaster assistance duly executed by the Borrower and each Loan Party relating thereto) and if such real property is located in a special flood hazard area, evidence of flood insurance in form and amount reasonably satisfactory to the Administrative Agent.

(c)           With respect to any new Wholly Owned Subsidiary of the Borrower (other than an Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (c), shall include any existing Wholly Owned Subsidiary of the Borrower (other than an Excluded Subsidiary) that ceases to be an Excluded Subsidiary) or the designation of a Designated Subsidiary, within 90 days after such creation or acquisition or designation (or such longer period as the Administrative Agent may provide in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in the Capital Stock of such new Subsidiary or Designated Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (where such Capital Stock is a certificated security), together with undated stock powers or other appropriate instruments of transfer, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary or Designated Subsidiary (A) to become a party to the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as applicable, or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the property of such Subsidiary, including in the case of any property located in the Province of Quebec a deed of hypothec, (B) to take such actions reasonably necessary to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property, including in the case of any property located in the Province of Quebec a deed of hypothec, as applicable, with respect to such new Subsidiary or Designated Subsidiary, including, if applicable, the filing of Uniform Commercial Code, PPSA financing statements or RPMRR registrations, as applicable, in such jurisdictions as may be required by the Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreement, such other security documents or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a closing certificate (with insertions and attachments as required in Section 5.1(e)) of such Subsidiary, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)           With respect to any Excluded Subsidiary created or acquired after the Closing Date by any Loan Party, within 90 days after such creation or acquisition (or such longer period as the Administrative Agent may provide in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement, as applicable (or a separate Security Document) as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Excluded Subsidiary that is a Foreign Subsidiary (other than a Canadian Subsidiary) be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers or other appropriate instruments of transfer, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be reasonably necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e)           The Borrower may designate by writing to the Administrative Agent (i) any Subsidiary organized or formed in the United States or Canada that is not then a Guarantor and (ii) with the consent of the Administrative Agent (in consultation with the Lenders), any Subsidiary organized or formed in any other jurisdiction that is not then a Guarantor, in each case, as a “Designated Subsidiary” (each such Subsidiary, a “Designated Subsidiary”) to become a Guarantor hereunder.

6.10         Use of Proceeds.

(a)           Use the proceeds of the Term Loans, together with available cash on hand of The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia, and its Subsidiaries (i) to fund all or a portion of the Merger Consideration (as defined in the Acquisition Agreement), (ii) to fund the repayment in full of all principal, premium, if any, interest, fees and other amounts due, outstanding or accrued under the Existing Credit Agreement, (iii) to pay fees, costs and expenses in connection with the Facilities and the foregoing clauses (i) and (ii), and (iv) any amounts in excess of amounts required under clauses (i), (ii) and (iii), for working capital.

(b)           Use the proceeds of the Revolving Facility after the Closing Date for borrowings and issuances of letters of credit at any time and for any permitted purposes.

6.11         Maintenance of Ratings. Use commercially reasonable efforts to maintain with Moody’s and S&P a private or public corporate credit rating (but not any particular rating) for the Borrower.

6.12        Anti-Corruption Laws, Anti-Terrorism Laws, Export Control Laws, and Sanctions. (a) Conduct its business in compliance in all material respects with Export Control Laws, Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions; (b) maintain policies and procedures reasonably designed to promote and achieve compliance therewith, and (c) have appropriate controls and safeguards in place designed to prevent any Loans from being used in a way that would violate Section 7.16. Any Sanctions-related provision of this Section 6.12, Section 7.16 or Section 7.17 (as applicable) shall not apply to or in favor of any Person if and to the extent that compliance with any of the foregoing (as applicable) would result in a breach, by or in respect of that Person, of any Blocking Law.

6.13         Post-Closing Obligations. The Borrower shall, and shall cause each of the Subsidiaries to (as applicable), take the actions set forth on Schedule 6.13 within the time periods set forth therein or such longer period as the Administrative Agent may reasonably agree.

6.14         [Reserved].

6.15         Further Assurances. The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be reasonably required under any applicable law, or which the Administrative Agent, the Required Lenders or the Required Revolving Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.

Section 7.      NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) obligations under Specified Cash Management Agreements not then due and owing or as to which arrangements reasonably satisfactory to the providers thereof have been made and (iii) obligations under Specified Swap Agreements not then due and owing or as to which arrangements reasonably satisfactory to the respective counterparties thereof have been made), the Borrower shall not, and shall not permit any of the Borrower’s Subsidiaries to:

7.1          Financial Condition Covenant. With respect to any fiscal quarter of the Borrower, commencing with the fiscal quarter ending December 31, 2026, permit the First Lien Net Leverage Ratio on the last day of such fiscal quarter to exceed the applicable ratio set forth below:

Fiscal Quarter Ending	Maximum First Lien Net Leverage Ratio

December 31, 2026 through September 30, 2027	4.50:1.00

December 31, 2027 through September 30, 2028	4.00:1.00

December 31, 2028 through September 30, 2029	3.50:1.00

December 31, 2029 and thereafter	3.00:1.00

7.2           Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)           Indebtedness of any Loan Party pursuant to any Loan Document;

(b)           unsecured Indebtedness subordinated pursuant to the Intercompany Note (i) of the Borrower to any Subsidiary, (ii) of any Guarantor to the Borrower or any other Subsidiary, (iii) of any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor or (iv) of any Subsidiary that is not a Guarantor to any Loan Party; provided that in the case of this clause (iv), such Indebtedness shall not exceed an aggregate amount (together with any amounts invested pursuant to Section 7.7(h)(ii) that is not in the form of an advance, loan, extension of credit or other Indebtedness) of the greater of $20 million and 10% of LTM EBITDA at any one time outstanding;

(c)           Guarantee Obligations incurred by the Borrower or any Guarantors of obligations of the Borrower or any other Guarantor, (ii) Guarantee Obligations incurred by a Subsidiary that is not a Guarantor of obligations of the Borrower or any other Subsidiary and (iii) Guarantee Obligations incurred by any Loan Party of obligations of any Subsidiary that is not a Loan Party to the extent the related Investment is permitted by Section 7.7;

(d)           Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder);

(e)          Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person;

(f)            Indebtedness of the Borrower and its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, bankers’ acceptances and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business and not in connection with Indebtedness for money borrowed, including without limitation those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g)           Indebtedness incurred by Subsidiaries that are not Loan Parties in an aggregate principal amount outstanding not to exceed the greater of $10 million and 5% of LTM EBITDA at any one time, and guarantees of such Indebtedness;

(h)          Indebtedness assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder);

(i)            Indebtedness (including, without limitation, Financing Lease Obligations) secured by Liens permitted by Section 7.3(f) in an aggregate principal amount not to exceed the greater of $10 million and 5% of LTM EBITDA at any one time outstanding;

(j)            additional Indebtedness of the Borrower or any of its Subsidiaries in the aggregate principal amount outstanding (for the Borrower and all Subsidiaries) not to exceed the greater of $30 million and 15% of LTM EBITDA (determined at the time of incurrence of such Indebtedness);

(k)           Indebtedness in respect of Swap Agreements entered into in the ordinary course of business for non-speculative purposes, including obligations under Specified Swap Agreements;

(l)            Indebtedness constituting obligations arising in respect of Cash Management Services, including under Specified Cash Management Agreements;

(m)          to the extent it constitutes Indebtedness, Indebtedness incurred by the Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or Dispositions permitted by Section 7.5;

(n)           unsecured Indebtedness consisting of (i) the deferred purchase price of Permitted Acquisitions or (ii) earn-outs arising out of Permitted Acquisitions;

(o)           unsecured Indebtedness consisting of deferred purchase price or notes issued to officers, directors and employees to purchase equity interests (or options or warrants or similar instruments) of Borrower, not to exceed $2 million in the aggregate outstanding at any time;

(p)           Indebtedness incurred in connection with the financing of insurance premiums in an amount not to exceed the annual premiums in respect thereof at any one time outstanding;

(q)           Incremental Equivalent Debt;

(r)            Investments in the form of Indebtedness permitted by Section 7.7;

(s)            [reserved];

(t)            [reserved];

(u)           [reserved];

(v)           Indebtedness to officers, directors and employees of the Borrower and its Subsidiaries in the ordinary course of business, (i) consisting of wages, bonuses or other compensation or (ii) to the extent not covered by the foregoing clause (i) not to exceed $1 million in the aggregate outstanding at any time;

(w)          Indebtedness arising out of Sale-Leaseback Transactions permitted by Section 7.9;

(x)            [reserved]; and

(y)           additional unsecured Indebtedness of the Borrower or any of its Subsidiaries, in an aggregate principal amount not to exceed the greater of $50 million and 25% of LTM EBITDA at any one time outstanding;

provided that, no Subsidiary that is not a Loan Party shall incur Indebtedness pursuant to Section 7.2 (j), (o), (q), or (v)(ii); provided, further, that, notwithstanding the foregoing, any Indebtedness incurred between and among the Loan Parties after the Closing Date shall, (a) if it is Indebtedness of any Loan Party to a Subsidiary that is not a Loan Party, be expressly subordinated to the Obligations of such Loan Party pursuant to the Intercompany Note, and (b) be unsecured.

7.3          Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)            landlords, carriers, warehousemen, mechanics, materialmen, repairmen, suppliers or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days (or such longer period to the extent such amount is being contested in good faith by appropriate proceedings);

(b)           pledges or deposits in connection with workers’ compensation, payroll taxes, unemployment insurance and other social security legislation and securing letters of credit, bank guarantees and similar instruments supporting such items;

(c)           deposits to secure the performance of bids, trade, proposals, contracts (other than for borrowed money), leases, statutory obligations, indemnity, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business;

(d)         easements, licenses, rights-of-way, servitudes, survey exceptions, zoning or other restrictions and other similar encumbrances incurred in the ordinary course of business or other minor irregularities in title (including leasehold title) that do not in any case materially detract from the value of the property subject thereto or do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(e)           Liens in existence on the date hereof listed on Schedule 7.3(e) and any modification, replacement, refinancing, renewal or extension thereof, provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of obligations secured thereby is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such renewal or extension and by an amount equal to any existing commitments unutilized thereunder;

(f)           Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 7.2(i) to finance the acquisition, construction or improvement of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets or within 180 days thereof and (ii) such Liens do not at any time encumber any property other than the fixed or capital assets financed by such Indebtedness;

(g)           Liens created pursuant to the Security Documents;

(h)          Liens existing on assets acquired in connection with any Permitted Acquisition or other permitted Investment or on property or assets of a Subsidiary in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition and, in each case, on after-acquired property that is affixed or incorporated into such assets and proceeds and products thereof and other after-acquired property to the extent required by the terms thereof; provided that such Liens were not incurred in connection with, or in contemplation of, such Permitted Acquisition or other permitted Investment and do not extend to any assets of the Borrower or any of its Subsidiaries other than the specific assets so acquired (and improvements thereon);

(i)           Liens for Taxes, assessments or governmental charges or claims or other like statutory Liens that do not secure Indebtedness for borrowed money and (i) that are not yet delinquent or (ii) that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that, any adequate reserves or other appropriate provision as shall be required are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(j)            Liens resulting from any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute an Event of Default;

(k)           Liens in the form of non-exclusive licenses or sublicenses of Intellectual Property, or exclusive licenses of Intellectual Property solely pursuant to franchise, agency or brokerage agreements, or leases or subleases granted or created by the Borrower or any of its Subsidiaries, in each case, in the ordinary course of business or which do not materially interfere with the business of the Borrower and its Subsidiaries;

(l)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)          bankers’ Liens, including normal and customary rights of setoff, and similar Liens existing solely with respect to cash and Cash Equivalents and Investments permitted by Section 7.7 on deposit in one or more accounts maintained by the Borrower or any Subsidiary of the Borrower, in each case granted in the ordinary course of business in favor of the bank or banks or other depository institutions which such accounts are maintained, securing amounts owing to such bank with respect to cash management or other account arrangements, including those involving pooled accounts and netting arrangements, provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(n)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(o)           Liens on assets of Subsidiaries that are not Loan Parties to secure Indebtedness permitted by Section 7.2(g);

(p)           [reserved];

(q)           Liens not otherwise permitted by this Section 7.3 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all Subsidiaries) the greater of $30 million and 15% of LTM EBITDA at any one time; provided, any such Liens on Collateral that secure third party funded Indebtedness for borrowed money shall be subordinated pursuant to an intercreditor agreement that is reasonably satisfactory to the Administrative Agent and the Required Lenders;;

(r)            any interest or title of licensor or sublicensor of Intellectual Property not prohibited hereby;

(s)           [reserved];

(t)            Liens securing Incremental Equivalent Debt to the extent permitted by the definition thereof;

(u)          Liens, statutory deemed trusts or security interests created under applicable Canadian federal, provincial or territorial pension benefits standards legislation and any other applicable Requirement of Law, provided that such Liens, statutory deemed trusts, or security interests are limited strictly to pension plan contribution amounts payable but not yet due or delinquent under the terms of the applicable Canadian Pension Plan or applicable Canadian federal, provincial, or territorial pension benefits standards legislation, and any other applicable Requirement of Law ;

(v)          any replacement, extension and renewal of any Lien permitted hereby, to the extent any such replacement, extension or renewal is not spread to cover any additional property;

(w)          Liens on property subject to Sale-Leaseback Transactions to the extent such Sale-Leaseback Transactions are permitted by Section 7.9; and

(x)          Liens on the Collateral securing obligations under Specified Cash Management Agreements and Specified Swap Agreements.

7.4           Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)           (i) any Subsidiary of the Borrower may be merged, consolidated or amalgamated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) or with or into any Guarantor (provided that a Guarantor shall be the continuing or surviving Person); and (ii) any Subsidiary of the Borrower that is not a Guarantor may be merged, amalgamated or consolidated with or into any other Subsidiary that is not a Guarantor; provided that notwithstanding the foregoing clause (i), a Canadian Loan Party may only amalgamate with another Canadian Loan Party;

(b)           (i) any Subsidiary of the Borrower may Dispose of any or all of its assets to the Borrower or any Guarantor (upon voluntary liquidation or otherwise) and (ii) any Subsidiary of the Borrower that is not a Guarantor may Dispose of any or all of its assets to any other Subsidiary of the Borrower that is not a Guarantor;

(c)           any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation; provided that notwithstanding the foregoing, a Canadian Loan Party may only amalgamate with another Canadian Loan Party;

(d)          any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to a Loan Party (or if such Subsidiary was not owned by a Loan Party, to the Subsidiary that is its parent); and

(e)           any Subsidiary that is not a Guarantor may dissolve, liquidate, wind up its affairs and distribute its assets ratably to its shareholders (provided that in connection with the foregoing and to the extent such assets are distributed to a Loan Party, the Borrower will, and will cause each Guarantor to comply with Section 6.9).

7.5           Disposition of Property. Dispose of any of its property, including Intellectual Property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)           the Disposition of surplus, obsolete or worn out property or property no longer used or useful in the business of the Borrower, whether now owned or hereafter acquired;

(b)           the sale of inventory in the ordinary course of business;

(c)           [reserved];

(d)           Dispositions permitted by Sections 7.4 and 7.6 and Dispositions in the form of Investments permitted by Section 7.7;

(e)           the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Guarantor or the sale or issuance of Capital Stock of a Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor or the issuance of any qualifying shares;

(f)            (i) Dispositions of property by any Excluded Subsidiary to another Excluded Subsidiary, (ii) Dispositions of property by any Subsidiary that is not a Guarantor to the Borrower or any other Subsidiary, (iii) Dispositions of property by any Loan Party to another Loan Party and (iv) Dispositions of property by any Loan Party to any Subsidiary that is not a Guarantor provided that any such Disposition for less than fair market value shall be deemed an Investment and shall be permitted only to the extent permitted by Section 7.7;

(g)          leases, subleases, licenses and sublicenses of property (including (i) the non-exclusive licensing or sublicensing of Intellectual Property and (ii) solely pursuant to franchise, agency or brokerage agreements, the exclusive licensing or sublicensing of Intellectual Property) in the ordinary course of business or which do not materially interfere with the business of the Borrower and its Subsidiaries;

(h)          Dispositions, discounts or forgiveness of accounts receivable or payment intangibles in connection with the collection, settlement or compromise thereof;

(i)            the abandonment, lapse, cancellation, dedication to the public domain, expiration or any other Disposition of Intellectual Property that is, in the reasonable business judgment of the Borrower, no longer necessary for the conduct of the business of the Loan Parties taken as a whole, or that is required to be abandoned, cancelled, assigned or otherwise Disposed of pursuant to a settlement agreement, consent agreement, court order, or decision of any Governmental Authority or intellectual property office (including any trademark office, patent office or equivalent) from which no further appeal is available or commercially reasonable, provided that any such abandonment, cancellation, assignment, or Disposition do not materially interfere with the business of the Borrower and its Subsidiaries;

(j)            Dispositions of Cash Equivalents;

(k)           the issuance or sale by a Subsidiary of any shares of such Subsidiary’s Capital Stock to another Group Member pursuant to a transaction permitted under Section 7.7;

(l)            so long as no Event of Default shall have occurred and be continuing or would result therefrom, Dispositions of property made for fair market value; provided that with respect to any Disposition pursuant to this clause (l) for a purchase price in excess of the greater of $10 million and 5% of LTM EBITDA for any transaction or series of related transactions, the Borrower and/or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents at the time of such Disposition; provided, further, that any Designated Non-Cash Consideration received by the Borrower and/or a Subsidiary in such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received since the date of this Agreement that is at that time outstanding, not to exceed the greater of $10 million and 5% of LTM EBITDA (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(m)          Dispositions not otherwise permitted by this Section 7.5 so long as (x) the aggregate net proceeds received in respect thereof does not exceed (as to the Borrower and all Subsidiaries) the greater of $30 million and 15% of LTM EBITDA and (y) no Event of Default shall have occurred and be continuing or would result therefrom.

7.6          Restricted Payments. Declare or pay any dividend (other than dividends payable solely in equity of the Person making such dividend, including, without limitation, any payment-in-kind distribution) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)           any Subsidiary may make Restricted Payments ratably to the holders of its Capital Stock;

(b)           so long as no Event of Default shall have occurred and be continuing, the Borrower may purchase the Borrower’s common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee;

(c)           the Borrower may make payments to or for the benefit of current or former officers or employees of any Group Member under equity incentive programs (including restricted stock unit programs) to the extent such payments represent a portion of the exercise price of those stock options or withholding tax obligations payable by the holder of such rights by virtue of such exercise or triggering;

(d)           for any taxable period for which the Borrower or any Subsidiary is a member of, or is disregarded for income tax purposes as separate from a member of, a consolidated, combined, unitary or similar income tax group of which the Borrower is the common parent, payments may be made by any Subsidiary to the Borrower to enable the Borrower to pay (i) its income tax liability attributable to the income of any Subsidiary in an amount not to exceed the tax liability that the Borrower and such Subsidiaries would have been required to pay if they had been a stand-alone taxpayer or tax group, reduced by the amount of any tax attributes, credits, net operating losses or other tax benefits of any Person other than such Subsidiary that reduce the Borrower's actual consolidated tax liability and (ii) franchise and similar taxes, and other fees or expenses, required to maintain the Borrower’s corporate existence (each such distribution, a “Permitted Tax Distribution”);

(e)           the Borrower may make Restricted Payments (other than any dividend payable in cash) in an aggregate amount not to exceed (i) $35,000,000 plus (ii) the Retained Excess Cash Flow Amount, less, in the case of this clause (ii),the aggregate amount of Investments made pursuant to Section 7.7(n) and payments made in respect of Subordinated Indebtedness pursuant to Section 7.8(a)(i), in each case, so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the Borrower is in pro forma compliance with the Financial Covenant after giving effect thereto;

(f)            the Loan Parties may acquire Capital Stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(g)           the Borrower may make Restricted Payments (other than any dividend payable in cash) so long as, (x) on a pro forma basis, both immediately prior, and after giving effect, to such Restricted Payment, the First Lien Net Leverage Ratio as of the last day of the most recent Test Period does not exceed 1.65:1.00 and (y) no Event of Default shall have occurred and be continuing or would result therefrom;

(h)           the Borrower may make additional Restricted Payments (other than any dividend payable in cash) in an aggregate amount not to exceed $35,000,000, so long as (x) the First Lien Net Leverage Ratio as of the last day of the most recent Test Period is less than 2.00 to 1.00 on a pro forma basis after giving effect to such Restricted Payment and (y) no Event of Default shall have occurred and be continuing or would result therefrom;

(i)            the Borrower may issue restricted stock units to real estate agents or loan officers pursuant to the Borrower’s or its Subsidiaries’ stock purchase programs or stock grant programs; and

(j)            so long as no Event of Default shall have occurred and be continuing, the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock;

provided, for the avoidance of doubt, (x) the Borrower shall not, at any time, declare or pay any dividend (other than dividends payable solely in equity of the Borrower, including, without limitation, any payment-in-kind distribution) and (y) no Restricted Payment may be funded with the proceeds of Revolving Loans.

7.7           Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)           extensions of trade credit (including extensions in the nature of accounts receivable or notes receivable arising from the grant of trade credit) in the ordinary course of business and Investments received (i) in satisfaction or partial satisfaction thereof from financially troubled account debtors or (ii) in connection with the bankruptcy, insolvency or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(b)           investments in cash or Cash Equivalents;

(c)           Guarantee Obligations permitted by Section 7.2;

(d)           loans and advances to employees, officers or directors of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed the greater of (i) $2.5 million and (ii) 1.25% of LTM EBITDA at any one time outstanding;

(e)           Investments to acquire, lease, construct, improve or repair assets used or useful in the businesses of the Borrower, its Subsidiaries and its Immaterial Subsidiaries made by the Borrower or any of its Subsidiaries or Immaterial Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f)           Investments consisting of loans to employees, officers or directors of any Group Member made in connection with the issuance of Capital Stock of the Borrower in the exact amount of the consideration paid therefor;

(g)           Investments in promissory notes or other non-cash consideration received as consideration for Dispositions permitted by Section 7.5;

(h)           intercompany Investments (i) by any Group Member in the Borrower or any Person that, in the case of an Investment in a Person other than the Borrower, prior to such Investment, such Person is a Guarantor or, after such Investment, such Person becomes a Guarantor pursuant to Section 6.9 or (ii) by any Loan Party in any Group Member that is not a Loan Party; provided that in the case of this clause (ii), such intercompany Investments together with Indebtedness under Section 7.2(b)(iv) shall not exceed an aggregate amount of the greater of $20 million and 10% of LTM EBITDA at any one time outstanding;

(i)            Leases, subleases, licenses and sublicenses of property (including (i) the non-exclusive licensing or sublicensing of Intellectual Property and (ii) solely pursuant to franchise, agency or brokerage agreements, the exclusive licensing or sublicensing of Intellectual Property) in the ordinary course of business or which do not materially interfere with the business of the Borrower and its Subsidiaries;

(j)            Investments in the form of Swap Agreements;

(k)           Investments by any Group Member that is not a Loan Party in an aggregate amount outstanding (valued at cost) not to exceed from and after the Closing Date the greater of $10 million and 5% of LTM EBITDA (determined at the time of Investment);

(l)            (i) the Acquisition and (ii) Permitted Acquisitions;

(m)          additional Investments so long as, on a pro forma basis, (x) no Event of Default shall have occurred and be continuing and (y) the Total Net Leverage Ratio does not exceed 2.00:1.00;

(n)           Investments in an aggregate amount not to exceed the Retained Excess Cash Flow Amount, less the aggregate amount of Restricted Payments made pursuant to Section 7.6(e)(ii) and payments made in respect of Subordinated Indebtedness pursuant to Section 7.8(a)(i), in each case, so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the Borrower is in pro forma compliance with the Financial Covenant after giving effect thereto;

(o)          in addition to Investments otherwise expressly permitted by this Section 7.7, Investments by the Borrower or any of its Subsidiaries in an aggregate amount outstanding (valued at cost) not to exceed from and after the Closing Date the greater of $25 million and 12.5% of LTM EBITDA (determined at the time of Investment);

(p)           Investments existing as of the Closing Date and set forth on Schedule 7.7;

(q)           Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(r)            Guarantee Obligations by the Borrower’s Subsidiaries of indemnification obligations by the Borrower to its directors;

(s)           Investments in joint ventures in an aggregate amount (valued at cost) not to exceed the greater of $15 million and 7.5% of LTM EBITDA;

(t)           Investments made by any Loan Party in any Subsidiary that is not a Loan Party in connection with the dissolution, liquidation, winding-up or other termination of the such Subsidiary’s mortgage line of business in an aggregate amount not to exceed the greater of $5 million and 2.5% of LTM EBITDA at any one time outstanding;

(u)           direct and indirect Investments, in (and any funding of) business loans to United States real estate agents for liquidity and/or business purposes and any related business lines the net value of which Investments (net of, for the avoidance of doubt, operating expenses related thereto) is in an aggregate outstanding amount not to exceed the greater of $50 million and 25% of LTM EBITDA;

(v)           Investments of any Person that becomes a Subsidiary after the Closing Date and existing at the time of such acquisition;

(w)          [reserved]; and

(x)           Investments arising as a result of Sale-Leaseback Transactions to the extent such Sale-Leaseback Transactions are permitted under Section 7.9;

provided that, no investment under this Section 7.7 shall be made by a Loan Party in a Subsidiary that is not a Loan Party pursuant to Section 7.7(l)(ii), (d), (f), (m), (n), (o), or (u).

7.8           Optional Payments and Modifications of Certain Debt Instruments. Except as permitted by the subordination provisions thereof, (a) make or offer to make any optional or voluntary prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Subordinated Indebtedness, except (i) in an aggregate amount not to exceed the Retained Excess Cash Flow Amount, less the aggregate amount of Restricted Payments made pursuant to Section 7.6(e)(ii) and Investments made pursuant to Section 7.7(n), in each case, so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the Borrower is in pro forma compliance with the Financial Covenant after giving effect thereto, (ii) intercompany Indebtedness to the extent permitted by the Intercompany Note, and (iii) in an unlimited amount so long as, on a pro forma basis, (x) no Event of Default shall have occurred and be continuing and (y) the First Lien Net Leverage Ratio as of the last day of the most recent Test Period does not exceed 1.75:1.00, (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Subordinated Indebtedness (other than any such amendment, modification, waiver or other change that would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon or would not otherwise be materially adverse to the Lenders) or (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Tax Receivable Agreement, dated as of October 7, 2013 (as amended, restated, amended and restated, supplemented or other modified from time to time prior to the Closing Date), between RE/MAX Holdings, Inc. and Weston Presidio V, L.P. (and any successor, assignee or transferee thereto) (other than any such amendment, modification, waiver or other change that would not be materially adverse to the Lenders).

7.9           Sale-Leaseback Transactions. Each of the Borrower and its Subsidiaries may effect Sale-Leaseback Transactions having an aggregate fair market value not in excess of the greater of $10 million and 5% of LTM EBITDA of the Borrower and its Subsidiaries for the four full consecutive fiscal quarters of the Borrower most recently ended for which a certificate of a Responsible Officer of the Borrower was delivered pursuant to Section 6.2(a) (or, prior to the first delivery of a certificate of a Responsible Officer of the Borrower pursuant to Section 6.2(a), based on the pro forma financial information most recently delivered by the Borrower to the Administrative Agent prior to the Closing Date).

7.10        Material Property. Notwithstanding anything to the contrary in this Agreement, including Sections 7.4, 7.5, 7.6 and 7.7, and notwithstanding any basket, exception or general permission set forth therein, no Loan Party shall, directly or indirectly, in a single transaction or series of related transactions, sell, contribute, assign, transfer, exclusively license, lease or otherwise dispose of any Material Property to (a) any Subsidiary that is not a Loan Party, (b) any joint venture in which any Loan Party holds an Investment or (c) any other Person that is not a Loan Party, whether by way of Investment, Restricted Payment, dividend, capital contribution, Disposition, merger, amalgamation, exclusive license or otherwise.

7.11         [Reserved].

7.12         Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.13         Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents; (b) any agreements governing any purchase money Liens or Financing Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby); (c) restrictions applicable to specific property to be sold pursuant to an executed agreement with respect to a permitted asset Disposition; (d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, sublicenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, sublicenses or similar agreements, as the case may be); (e) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person; (f) any such agreement existing on the Closing Date (including any modification, replacement, renewal or extension thereof); (g)  any agreement in effect at the time any Person becomes a Subsidiary of the Borrower (including any modification, replacement, renewal or extension thereof); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower; and (h) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of the Borrower or assets of the Borrower or any of its Subsidiaries pending such sale.

7.14        Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for, in each case, such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or any document with respect to any Incremental Equivalent Debt; (ii) any such agreement existing on the Closing Date and any refinancings, refundings, renewals or extensions thereof; (iii) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, sublicenses, joint venture agreements and other agreements entered into in the ordinary course of business; (iv) any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement; (v) any instrument governing Indebtedness or Capital Stock of a Person acquired by such Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness is permitted by Section 7.2 to be incurred; (vi) any agreement for the Disposition of a Subsidiary permitted by this Agreement that restricts distributions by such Subsidiary pending such Disposition; and (vii) provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis.

7.15         Lines of Business. Enter into any material line of business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are similar, complementary, or reasonably related, ancillary or incidental thereto or are reasonable extensions thereof.

7.16         Anti-Corruption Laws, Anti-Terrorism Laws, Export Control Laws, and Sanctions. The Borrower will not request any borrowing of Loans or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, or in each case otherwise make available to any other Person, the proceeds of any borrowing of Loans or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person or otherwise in violation of any Anti-Corruption Laws, (B) to fund, finance or facilitate any activities, business or transaction of or with or involving any Sanctioned Person, or any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions, or (C) in any manner that would result in the violation of any Sanctions, Export Control Laws, or Anti-Terrorism Laws by any Person (including any party hereto). Any Sanctions-related provision of Section 6.12, this Section 7.16 or Section 7.17 (as applicable) shall not apply to or in favor of any Person if and to the extent that compliance with any of the foregoing (as applicable) would result in a breach, by or in respect of that Person, of any Blocking Law.

7.17         Anti-Money Laundering. None of the funds of any of the Loan Parties that are used to repay the Loans or for any other payment under this Agreement shall be directly or, to the knowledge of the Borrower, indirectly derived from any unlawful activity or that would result in a violation of any Sanctions, Export Control Laws, or Anti-Terrorism Laws by any Person (including any party hereto). Any Sanctions-related provision of Section 6.12, Section 7.16 or this Section 7.17 (as applicable) shall not apply to or in favor of any Person if and to the extent that compliance with any of the foregoing (as applicable) would result in a breach, by or in respect of that Person, of any Blocking Law.

7.18         Limited Activities of Limited ULC.

(a)           Limited ULC shall not (and the Borrower shall not permit Limited ULC to) engage in any business or activity, other than the Limited ULC Permitted Activities, nor hold any asset (other than the Capital Stock of The Real Brokerage Inc. or of any intermediate holding company permitted by clause (c) below, and cash and Cash Equivalents reasonably necessary for the conduct of the Limited ULC Permitted Activities). Without limiting the foregoing, Limited ULC shall not (i) incur, create, assume, or suffer to exist any Indebtedness (other as expressly contemplated by the Limited ULC Permitted Activities), (ii) create, incur, assume, or suffer to exist any Lien upon any of its property (other than Liensexpressly contemplated by the Limited ULC Permitted Activities), (iii) enter into any transaction with any Affiliate except (A) as expressly contemplated by this Section 7.18 and the other Limited ULC Permitted Activities or (B) upon terms no less favorable to Limited ULC than would be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate, or (iv) amend or modify its organizational documents in any manner that is adverse to the interests of the Lenders.

(b)           The Borrower shall cause Limited ULC to not form, create, acquire, or maintain any direct Subsidiary other than (i) The Real Brokerage Inc. and (ii) a single intermediate holding company (which, for the avoidance of doubt, may be a direct or indirect parent of The Real Brokerage Inc.) that, within 30 days of its formation or acquisition (or such longer period as the Administrative Agent may agree in its sole discretion), (A) becomes a Loan Party and a Guarantor pursuant to Section 6.9 and the Guarantee and Collateral Agreement (or the Canadian Guarantee and Collateral Agreement, as applicable), (B) satisfies all conditions to become a Loan Party thereunder, and (C) executes and delivers such joinder documentation and Security Documents as the Administrative Agent shall request.

(c)           The Borrower and Limited ULC each acknowledge and agree that the restrictions and limitations set forth in this Section 7.18 are a material inducement to the Lenders’ agreement to enter into this Agreement and to extend credit hereunder, and that the Lenders would not have agreed to make the Loans or issue Letters of Credit but for the Borrower’s and Limited ULC’s agreement to be bound by and to cause compliance with this Section 7.18. The Borrower and Holdings each acknowledge that damages at law would be an inadequate remedy for any breach of the covenants set forth in this Section 7.18 and agree that, in addition to any other rights or remedies available under this Agreement or applicable law, the Administrative Agent and the Lenders shall be entitled to specific performance and injunctive relief to enforce the terms hereof.

This Section shall cease to apply, and shall no longer apply to Limited ULC if Limited ULC is no longer organized in the form of an unlimited liability company under the laws of Canada or any province thereof.

7.19         Canadian Pension Plans. (i) establish, maintain, sponsor or administer or contribute to, participate in or assume or incur any liability in respect of, any Canadian Defined Benefit Pension Plan, or (ii) amalgamate with any Person if such Person, at the time of such amalgamation, is not a Canadian Subsidiary or the Affiliate of a Canadian Subsidiary and sponsors, administers, contributes to, participates in or has liability in respect of, any Canadian Defined Benefit Pension Plan, in each case, without the consent of the Administrative Agent.

7.20         Transactions with Affiliates. The Borrower shall not, and shall not permit any of the Borrower’s Subsidiaries to, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or the Borrower’s Subsidiaries) involving aggregate consideration in excess of the greater of $10 million and 5% of LTM EBITDA for any transaction or series of related transactions unless such transaction is (a) otherwise permitted under this Agreement, including Restricted Payments permitted pursuant to Section 7.6, (b) in the ordinary course of business of the relevant Group Member, (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (d) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by any Group Member in the ordinary course of business and payments pursuant thereto, (e) payment of reasonable directors’ and consultants’ fees to the extent permitted herein, (f) loans or advances to employees in the ordinary course of business or to purchase Capital Stock of the Borrower to the extent permitted herein, (g) transactions pursuant to or contemplated by any agreement of, or any instrument entered into or issued by, the Borrower and its Subsidiaries as in effect on the date of this Agreement (as such agreement or instrument is disclosed in Schedule 7.20), or any amendment thereto or any replacement agreements so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement or instrument as in effect on the date hereof or (h) customary compensation, severance and other employee benefit plans, indemnification and reimbursement of expenses of employees, officers, directors and consultants.

Section 8.      EVENTS OF DEFAULT

8.1           Events of Default. If any of the following events shall occur and be continuing:

(a)           the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof;

(b)           any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made, other than any such representation or warranty as to or contained in any forecasts, projections and pro forma financial information and any document, certificate or statement based upon such forecasts, projections and information delivered to the Administrative Agent or the Lenders in accordance with the terms hereof, it being recognized that (i) any such financial information as it relates to future events is not to be viewed as fact, (ii) forecasts and projections are subject to uncertainties and contingencies, (iii) no assurance can be given that any forecast or projection will be realized and (iv) actual results during the period or periods covered by any such financial information, forecasts or projections may differ from the projected results set forth therein and such differences may be material;

(c)           any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4, Section 6.7(a), Section 6.13 or Section 7 of this Agreement;

(d)           any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after written notice to the Borrower from the Administrative Agent or the Required Lenders;

(e)          (x) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and guaranties thereof and excluding Indebtedness under Swap Agreements) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created and, in each case of the foregoing clauses (i), (ii) and (iii), the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable with any applicable grace period having expired; or (y) there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which any Group Member is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as defined in such Swap Agreement) under such Swap Agreement as to which any Group Member is an Affected Party (as defined in such Swap Agreement) and, in either event, the Swap Termination Value owed by such Group Member as a result thereof is greater than the greater of $20 million and 10% of LTM EBITDA; provided, that a default, event or condition described in clause (x) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clause (x) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which is the greater of $20 million and 10% of LTM EBITDA or more; provided further, that an Event of Default under this clause (e) shall continue only so long as the applicable event or condition constituting such Event of Default is unremedied and is not waived or rescinded by the holders of such Indebtedness;

(f)            (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, including under any Debtor Relief Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, including through the filing of an assignment in bankruptcy, the making of a proposal, or the filing a notice of intention to make a proposal under the Bankruptcy and Insolvency Act (Canada), or (B) seeking appointment of a receiver, interim receiver, receiver and manager, monitor, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 consecutive days; (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors;

(g)          (i) any Person shall engage in any non-exempt Prohibited Transaction involving any Plan; (ii) any failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity; (iii) a determination shall be made that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (iv) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA; (v) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; (vi) any Group Member or any Commonly Controlled Entity shall, or shall be reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan or there shall be a determination that any Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (vii) with respect to any Foreign Plan, there shall occur (A) a failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan, (B) a failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (C) a failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan; (viii) a Canadian Pension Event shall occur;

(h)           one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has been notified of such liability and has not challenged such coverage) of the greater of $20 million and 10% of LTM EBITDA or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal for a period of 60 consecutive days from the entry thereof;

(i)            any of the Security Documents shall cease, for any reason, to be in full force and effect (other than as a direct result of an action taken by the Administrative Agent or any Lender or their respective Affiliates or the failure of the Administrative Agent to take any action requested by a Loan Party in writing that is within the Administrative Agent’s control), or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority as purported to be created thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements or PPSA financing change statements, as applicable, as requested by the Borrower;

(j)            the guarantee contained in Section 2 of the Guarantee and Collateral Agreement or Section 2 of the Canadian Guarantee and Collateral Agreement, as applicable, shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert, except with respect to the release of any Guarantor from its obligations under Section 2 of the Guarantee and Collateral Agreement or Section 2 of the Canadian Guarantee and Collateral Agreement, as applicable, permitted by this Agreement;

(k)           a Change of Control shall occur; or

(l)            the failure of the Acquisition to be consummated by the Acquisition Deadline.

Then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above, automatically the Revolving Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have been presented the documents required thereunder) shall immediately become due and payable and the Term Loans shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Revolving Lenders, the Administrative Agent may, or upon the request of the Required Revolving Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a Cash Collateral account opened and maintained in accordance with Section 3.9 an amount equal to the Minimum Collateral Amount. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

Any Applicable Premium shall automatically constitute part of the Obligations payable by the Borrower (and guaranteed by the Guarantors) in respect of the Term Loans, which Obligations are guaranteed by the Guarantors and secured by the Collateral, and constitutes liquidated damages, not unmatured interest or a penalty, as the actual amount of damages to the Term Lenders as a result of the relevant Applicable Premium Event would be impracticable and extremely difficult to ascertain. The Applicable Premium is provided by mutual agreement of the Borrower and the Guarantors and the Term Lenders as a reasonable estimation and calculation of such actual lost profits and other actual damages of such Term Lenders. Without limiting the generality of the foregoing, it is understood and agreed that upon the occurrence of any Applicable Premium Event, other than in respect of any Premium Exception Amount, the Applicable Premium shall be automatically and immediately due and payable as though any Term Loans subject to such Applicable Premium Event were voluntarily prepaid as of the earliest such date and shall constitute part of the Obligations payable by the Borrower (and guaranteed by the Guarantors) in respect of the Term Loans, which Obligations are secured by the Collateral. The Applicable Premium shall also be automatically and immediately due and payable if the Term Loans are satisfied, released or discharged by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure, the exercise of power of sale or by any other means. THE BORROWER AND THE GUARANTORS HEREBY EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR OTHER LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH EVENTS, ANY RESCISSION OF SUCH ACCELERATION OR THE COMMENCEMENT OF ANY BANKRUPTCY OR INSOLVENCY EVENT. The Borrower and the Guarantors expressly agree (to the fullest extent it and they may lawfully do so) that with respect to the Applicable Premium payable under the terms of this Agreement: (i) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel; (ii) the Applicable Premium shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Term Lenders and the Borrower and the Guarantors giving specific consideration in this transaction for such agreement to pay the Applicable Premium; and (iv) the Borrower and the Guarantors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower and the Guarantors expressly acknowledge that their agreement to pay the Applicable Premium as herein described is a material inducement to the Term Lenders agreement to advance the Term Loans to the Borrower.

8.2          Application of Funds. If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent shall apply all or any part of Proceeds in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies and any proceeds from Guarantors, in payment of the Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Administrative Agent, for application by it towards prepayment of the Obligations and cash collateralization of the Specified Swap Agreements, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

Fourth, any balance remaining after the repayment in full in cash of all the Loans and all other Obligations and termination of all Commitments shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

Section 9.      THE ADMINISTRATIVE AGENT

9.1           Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2           Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3           Exculpatory Provisions.

(a)          Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence, bad faith or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

(b)           The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or any of its Affiliates, and each of the foregoing’s respective officers, partners, directors, employees or agents: shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders or the Required Revolving Lenders, as applicable (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that, the Administrative Agent may seek clarification or direction from the Required Lenders, or the Required Revolving Lenders, as applicable (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided; provided, that the Administrative Agent shall seek such clarification or direction promptly and shall not unreasonably delay in seeking same; provided further, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Laws; provided, however, that such limitation shall not apply to the extent the Administrative Agent has been indemnified by the Required Lenders against such liability; and shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its branches or Affiliates in any capacity.

(c)           The Administrative Agent shall not be liable for any action taken or not taken by it or any of its Affiliates, and each of the foregoing’s respective officers, partners, directors, employees or agents with the consent or at the request of the Required Lenders or the Required Revolving Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as shall be expressly provided for herein or in the other Loan Documents). The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default, as applicable, is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Lender. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)           The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lenders.

(e)           The parties hereto acknowledges that the Administrative Agent, together with its respective affiliated companies (collectively, the “MS Group”), is a member of a global financial services firm engaged in the securities, investment management, credit services businesses and individual wealth management businesses involving, without limitation, the provision of securities underwriting, hedging, trading, brokerage activities, foreign exchange, commodities and derivatives trading, as well as providing investment banking, financing and financial advisory services. As a result, members of the MS Group and their respective Affiliates may also at any time (i) invest on a principal basis or manage funds that invest on a principal basis, in the loans or debt or equity securities of the Borrower, the other Loan Parties or any other company that may be involved in any of the transactions contemplated herein, or in any currency, commodity or instrument that may be involved in any of the transactions contemplated herein, or in any related derivative instrument, (ii) carry out ordinary course investment and wealth management or brokerage activities for any the Borrower, the other Loan Parties or any other company (or their respective Affiliates) that may be involved in any of the transactions contemplated herein, and (iii) perform various investment banking, commercial banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Borrower, the other Loan Parties and their respective Affiliates. The parties hereto therefore acknowledge that (i) in the course of such activities and relationships, one or more members of the MS Group, other than the Administrative Agent performing its duties and responsibilities expressly set forth in this Agreement, may acquire information about the Borrower, the other Loan Parties, their respective Affiliates or other entities and persons which may be the subject of any transaction contemplated hereunder, and (ii) any such member of the MS Group are doing do in their respective capacities (including, without limitation, as investment manager, hedge counterparty, financial advisor, Lender or arranger), which are separate from and independent of the function and duties of the Administrative Agent. The Lenders party hereto further acknowledge that no other member of the MS Group (or the Administrative Agent to the extent it receives any such information from another member of the MS Group) shall have any obligation to disclose (or any liability for failing to disclose) such information, or the fact that any of them are in possession of such information, to any Lender or to use such information on behalf of any of them; provided, that the foregoing acknowledgment shall not excuse any failure of the Administrative Agent to perform its express duties and obligations under this Agreement and the other Loan Documents.

9.4           Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or the Required Revolving Lenders, as applicable (or, if so specified by this Agreement, all Lenders or the affected Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or the Required Revolving Lenders, as applicable (or, if so specified by this Agreement, all Lenders or the affected Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5           Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders or the Required Revolving Lenders, as applicable (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6           Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates. Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in the making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender or as an Issuing Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of the Borrower and/or any Loan Party, or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument as security. Each Lender and each Issuing Lender also acknowledges and agrees that it will not assert any claim under federal or state securities law or otherwise in contravention of this Section 9.6.

9.7           Indemnification. The Lenders agree to indemnify the Administrative Agent and its officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8           Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Administrative Agent was not an Administrative Agent. With respect to its Loans made or renewed by it, each Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9          Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 20 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 20 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9.9 and of Section 10.5 shall continue to inure to its benefit.

9.10         Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)           The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.11         Acknowledgements of Lenders and Issuing Lenders.

(a)           Each Lender and Issuing Lender hereby agrees that if the Administrative Agent (x) notifies a Lender, Issuing Lender, or any Person who has received funds on behalf of a Lender, Issuing Lender (any such Lender, Issuing Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.11 and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than five (5) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error and bad faith.

(b)           Without limiting immediately preceding clause (a), each Lender, Issuing Lender or any Person who has received funds on behalf of a Lender or Issuing Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Issuing Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)            it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)           such Lender or Issuing Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within three (3) Business Days of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this clause (b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this clause (b) shall not have any effect on a Payment Recipient’s obligations pursuant to clause (a) or on whether or not an Erroneous Payment has been made.

(c)           Each Lender or Issuing Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a); provided that (x) the Administrative Agent shall provide at least two (2) Business Days' prior written notice to such Lender or Issuing Lender before exercising such setoff (other than in exigent circumstances) and (y) such setoff shall not be exercised with respect to any amount that is subject to a bona fide dispute by such Lender or Issuing Lender that has been raised in writing to the Administrative Agent within such notice period.

(d)           The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Lender, to the rights and interests of such Lender or Issuing Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided, however, that if the Administrative Agent fails to demand return of an Erroneous Payment within ninety (90) days after such payment was made, such payment shall be deemed to constitute a valid payment of the applicable Obligation to the extent the Payment Recipient applied such funds in good faith in the ordinary course of its business; provided further that, this Section 9.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided further, that, for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of making a payment on the Obligations.

(e)           To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received within ninety (90) days of such demand, including, without limitation, any defense based on “discharge for value” or any similar doctrine; provided that this waiver shall not apply to the extent the applicable Payment Recipient demonstrates that (x) it received such funds in good faith in the ordinary course of business, (y) it had no actual knowledge of the erroneous nature of such payment, and (z) it has detrimentally relied upon receipt of such payment in a manner that cannot reasonably be reversed.

Each party’s obligations under this Section 9.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document for a period not to exceed one (1) year following the termination of all Commitments and repayment of all Obligations hereunder; provided that any claim for return of an Erroneous Payment must be made within ninety (90) days of the date such payment was transmitted.

Section 10.    MISCELLANEOUS

10.1        Amendments and Waivers. Except as provided as of the date hereof in Section 2.22 with respect to any Incremental Facility and Section 2.23 with respect to any Extension, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan (except in connection with the waiver of any mandatory prepayment or mandatory reduction of Commitments), extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability or reduction of any post-default increase in interest rates (which waiver or reduction shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the Financial Covenant shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or extend any grace period, or change or have the effect of changing the type or currency of any payment (including making any payment payable in kind), or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the value of the Guarantors from their obligations under the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as applicable, in each case without the written consent of each Lender directly affected thereby; (iii) amend, modify, or waive any provision of Section 8.2, without the written consent of each Lender adversely affected thereby; (iv) amend, modify or waive any provision of this Section 10.1 or the definition of Required Lenders, or the definition of Required Revolving Lenders, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder, without the written consent of each Lender; (v) amend modify or waive any provision of Section 7.10 without the written consent of each Lender; (vi) reduce any percentage specified in the definition of Required Revolving Lenders without the written consent of each Revolving Lender, (vii) amend, modify or waive any provision of Section 10 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent, (viii) amend, modify or waive any provisions of Section 3 without the written consent of the Issuing Lender, (ix) change or have the effect of changing the priority or pro rata treatment of any payments (including voluntary and mandatory prepayments), order of distribution in Section 8.2, Liens, proceeds of Collateral or reductions in Commitments (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement or otherwise, of new loans or other Indebtedness having any priority over any of the Obligations in respect of payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise), without the written consent of each Lender directly and adversely affected thereby, except in connection with a “debtor in possession” financing (or any similar financing arrangement in an insolvency proceeding in a non-United States jurisdiction)) offered to all Lenders on a pro rata basis on the same terms and conditions (including the opportunity to participate in any roll up or any fees, premiums or any backstop arrangement and counsel expenses incurred in connection therewith to the extent such counsel expenses are reimbursed to all Lenders), (x) permit the creation of “unrestricted subsidiaries” or any similar construct, (xi) allow the incurrence and/or reduction of Obligations hereunder for the purpose to influence Lender voting or voting thresholds, without the written consent of each Lender or (xii) amend, modify or waive any provision of Section 2.22(f), clause (xi) of the definition of “Incremental Equivalent Debt”, or the definitions of “ROFO Provision” or “ROFR Offer”, without the written consent of each Lender. Notwithstanding the foregoing, no amendment, modification, waiver of or consent with respect to the Financial Covenant (and related definitions only as they pertain to and are used with respect to the Financial Covenant) shall be effective without the written consent of the Required Revolving Lenders and any such amendment, supplement, modification, termination or waiver shall be effective with the written consent of only the Required Revolving Lenders (or the Administrative Agent with the prior written consent thereof), on the one hand, and the Borrower, on the other hand. Any waiver, amendment, supplement or modification made pursuant to this Section 10.1 shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

The Borrower shall provide each Lender with at least five (5) Business Days written notice prior to the execution of all amendments, waivers or other modifications that require the consent of any Lender, and each Lender consenting in writing thereto prior to the effectiveness thereof shall be entitled to receive its pro rata share of any amendment, waiver or consent fees, or any other consideration that may be payable to such approving Lenders.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) or Replacement Revolving Facility (as defined below) to permit (i) the refinancing, replacement or modification of all or a portion of the outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) to the extent that not all of the outstanding Term Loans are refinanced, replaced or modified pursuant to this paragraph, the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans (it being understood that, for the avoidance of doubt, Section 2.8(b) shall apply to any transaction consummated under this clause (i)) and (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing and (ii) the refinancing, replacement or modification of the entire Revolving Facility (“Replaced Revolving Facility”) with a replacement revolving facility hereunder (“Replacement Revolving Facility”); provided that (a) the aggregate principal amount of the Replacement Revolving Facility shall not exceed the aggregate principal amount of the Replaced Revolving Facility, and (b) the Replacement Revolving Facility shall not mature prior to the Revolving Termination Date.

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, restate, amend and restate or otherwise modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

10.2         Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Real REMAX Group Inc. 701 Brickell Avenue, 17th Floor Miami, Florida, 33131 USA Attention: [Intentionally Omitted]

with a copy to
Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099 Attention: Joshua Deason (jdeason@willkie.com)

Administrative Agent:	Morgan Stanley Senior Funding, Inc. 1300 Thames Street, 4th Floor Thames Street Wharf Baltimore, MD 21231 Attention: Agency Borrowers Telephone: (443) 627-6101 Email: [Intentionally Omitted]

and

Morgan Stanley Senior Funding, Inc.

1300 Thames Street, 4th Floor

Thames Street Wharf

Baltimore, MD 21231

Attention: Collateral Team

Telephone: (443) 627-4555

Fax: (212) 507-5010

Email: [Intentionally Omitted]

With a copy to: Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Attention: Christopher Nairn-Kim (christopher.nairn@davispolk.com)

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4         Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5         Expenses; Limitation of Liability; and Taxes. (a) The Borrower agrees (a) to pay or reimburse the Administrative Agent and, solely with respect to any period for which a Lender and its Affiliates collectively hold at least 20% of the aggregate outstanding principal amount of the Term Loans then outstanding, such Lender for all their respective reasonable, documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable, documented fees and disbursements of one counsel to the Administrative Agent and each such Lender and filing and recording fees and expenses, within 30 days after receipt of written demand with accompanying documentation in reasonable detail (other than such expenses to be paid on the Closing Date); (b) to pay or reimburse each Lender, the Issuing Lender and the Administrative Agent for all its reasonable, documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable, documented out-of-pocket fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent within 30 days after receipt of written demand with accompanying documentation in reasonable detail, provided, that in each case, the Borrower shall only be responsible for the reimbursement of one primary counsel for the Lenders and the Administrative Agent as a group and, if needed, one local counsel in each applicable jurisdiction for the Administrative Agent and the Lenders as a group unless there is an actual conflict among the Administrative Agent and/or such group members (as reasonably determined by the Administrative Agent or such Lender) and then the Borrower shall be responsible for the additional reimbursement of counsel for such conflicted Administrative Agent or group member; and (c) to pay, indemnify, and hold each Lender, the Issuing Lender and the Administrative Agent and their respective officers, directors, employees, Affiliates, agents, advisors, controlling persons, brokers, trustees, administrators, managers, brokers, trustees, administrators, managers and other Related Parties (each, an “Indemnitee”) harmless from and against any and all other actual, direct liabilities, obligations, losses, damages, penalties, actions, judgments, suits, documented, out-of-pocket costs and expenses (including documented and reasonable out-of-pocket fees, disbursements and other charges of counsel) or disbursements of any kind or nature whatsoever with respect to (i) the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, (ii) any Loan or Letter of Credit or the use of proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the term of such Letter of Credit) or (iii) the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable, documented fees and expenses of one firm of legal counsel to the Indemnitees as a group and, if needed, one local counsel in each applicable jurisdiction for the Indemnitees as a group unless there is an actual conflict among such Indemnitees (as reasonably determined by such Indemnitee) and then the Borrower shall be responsible for the additional reimbursement of counsel for such conflicted Indemnitee in connection with claims, actions or proceedings (regardless of whether such Indemnitee is a party thereto or has commenced any litigation and regardless of whether such matter is initiated by a third party of by the Borrower or any of its Affiliates) that relate to the financing contemplated by the Loan Documents or the use or the proposed use of proceeds thereof (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its controlled affiliates or controlling persons or their respective directors, officers or employees, (ii) a material breach of the obligations of such Indemnitee or any of its controlled affiliates or controlling persons or their respective directors, officers or employees under the Loan Documents or (iii) any Proceeding that does not arise from an act or omission by the Borrower or any of its affiliates and that is brought by an Indemnitee against any other Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 30 days after written demand (with accompanying documentation in reasonable detail) therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. This Section shall not apply with respect to Taxes, which shall be governed solely by Section 2.17. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

(b) To the extent permitted by applicable law (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 10.5(b) shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an indemnitee, as provided in Section 10.5(a), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

10.6         Successors and Assigns; Participations and Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issued any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b)          (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees other than (w) so long as no Event of Default under Section 8.1(a) or Section 8.1(f) has occurred and is continuing, a Disqualified Lender (other than a Disqualified Lender pursuant to clause (a)(i) of the definition there of or clause (b) of the definition thereof as it relates to such clause (a)(i)); (x) a natural person or a Defaulting Lender; (y) a Sanctioned Person or any other Person that would result in a violation of any Sanctions by any Person (including any party hereto) or (z) except as provided in Section 10.6(f), the Borrower or any Subsidiary (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)           the Borrower (such consent not to be unreasonably withheld, conditioned or delayed and such consent shall be deemed given if the Borrower has not objected within 10 Business Days of a written request for consent), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person; and

(B)           the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1 million unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or, solely with respect to the Borrower, Section 8.1(f) has occurred and is continuing and (2)  such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)           (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)            the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal, state, provincial and territorial securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered, managed, co-managed or advised by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, manages, co-manages or advises a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)           The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)

(i)             Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Lender, sell participations to one or more banks or other entities other than a Sanctioned Person or any other Person that would result in a violation of any Sanctions by any Person (including any party hereto) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, L/C Obligations or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, L/C Obligations or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except (A) to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation or (B) the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld). Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.17 unless such Participant complies with Section 2.17(e) and (f).

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall (i) release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto; or (ii) be to a Sanctioned Person or any other Person that would result in a violation of any Sanctions by any Person (including any party hereto).

(e)           The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)            Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Borrower on a non-pro rata basis through a “Dutch auction”, pursuant to procedures to be mutually agreed to by the Borrower and the Administrative Agent (in consultation with the Required Lenders and the Required Revolving Lenders), and open to all Lenders holding the relevant Term Loans on a pro rata basis (a “Dutch Auction”), without the consent of the Administrative Agent or any Lender; provided that:

(i)            any Term Loans acquired by the Borrower shall be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled;

(ii)            in connection with any assignment effected pursuant to a Dutch Auction conducted by the Borrower, (A) the Borrower may not use the proceeds of any Revolving Loans to fund such assignment and (B) no Default or Event of Default exists at the time of acceptance of bids for the Dutch Auction; and

(iii)           the Borrower shall be required to represent and warrant that it is not in possession of material non-public information with respect to the Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 10.6(f).

10.7         Adjustments; Set-off.

(a)           Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any realization on account of any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or realization received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such realization, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such realization ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)          In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise) and an Event of Default having occurred and being continuing, to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8        Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy or insolvency proceedings or litigation among the Administrative Agent, the Lenders, and the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.9         Severability. Any provision of this Agreement that is prohibited or held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, invalidity, illegality or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10      Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11       Governing Law; JURISDICTION; consent to service of process.

(A) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT TO THE EXTENT THAT THE GOVERNING LAW IS OTHERWISE SPECIFIED IN ANY SUCH OTHER LOAN DOCUMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT DETERMINATIONS WITH RESPECT TO THE TERMS OF THE ACQUISITION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(B) EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, NOTWITHSTANDING THE GOVERNING LAW PROVISIONS OF ANY APPLICABLE LOAN DOCUMENT, ANY CLAIMS BROUGHT AGAINST THE ADMINISTRATIVE AGENT BY ANY LENDER RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE CONSUMMATION OR ADMINISTRATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL(EXCEPT TO THE EXTENT THAT THE GOVERNING LAW IS OTHERWISE SPECIFIED IN ANY SUCH OTHER LOAN DOCUMENT) BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(C) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING (WHETHER IN TORT, CONTRACT, LAW OR EQUITY) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT TO THE EXTENT OTHERWISE SPECIFIED IN ANY SUCH OTHER LOAN DOCUMENT) OR THE TRANSACTIONS RELATING HERETO OR THERETO, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING (WHETHER IN TORT, CONTRACT, LAW OR EQUITY) MAY (AND ANY SUCH CLAIMS, CROSS-CLAIMS OR THIRD PARTY CLAIMS BROUGHT AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES MAY ONLY) BE HEARD AND DETERMINED IN SUCH FEDERAL (TO THE EXTENT PERMITTED BY LAW) OR NEW YORK STATE COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING (WHETHER IN TORT, CONTRACT, LAW OR EQUITY) SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY ISSUING LENDER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING (WHETHER IN TORT, CONTRACT, LAW OR EQUITY) RELATING TO THIS AGREEMENT AGAINST THE BORROWER, ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(D) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT TO THE EXTENT OTHERWISE SPECIFIED IN ANY SUCH OTHER LOAN DOCUMENT) IN ANY COURT REFERRED TO IN PARAGRAPH (C) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(E) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.12     Submission to Jurisdiction; Waivers. The Borrower, the Administrative Agent and the Lenders hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding (whether in tort, contract, law or equity) relating to this Agreement and, except to the extent otherwise specified in any such other Loan Document, the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof; provided that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b)           consents and agrees that any such action or proceeding (whether in tort, contract, law or equity) shall be brought in such courts and waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding (whether in tort, contract, law or equity) arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section and waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding (whether in tort, contract, law or equity) in any such court;

(c)           agrees that service of process in any such action or proceeding (whether in tort, contract, law or equity) may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding (whether in tort, contract, law or equity) referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

10.13       Acknowledgements. The Borrower, the Administrative Agent and the Lenders hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14       Releases of Guarantees and Liens.

(a)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) or (c) below. Notwithstanding anything herein to the contrary, the release of any Subsidiary that is a Loan Party from its obligations under Loan Documents if such Subsidiary becomes a non-Wholly Owned Subsidiary as a result of no longer being a Wholly Owned Subsidiary shall only be permitted if (i) at the time such Subsidiary becomes a non-Wholly Owned Subsidiary as a result of no longer being a Wholly Owned Subsidiary, after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be a non-Wholly Owned Subsidiary as a result of no longer being a Wholly Owned Subsidiary, the Borrower is deemed to have made a new Investment in such Person (as if such Person were then newly acquired) and such Investment is permitted under this Agreement at such time, (ii) the transfer of Capital Stock that results in such Subsidiary becoming a non-Wholly Owned Subsidiary is to a Person other than an Affiliate of any Loan Party (in each case, other than a transfer to the Borrower or its Subsidiaries) and (iii) such transfer was consummated for a bona fide business purpose and the primary purpose of such transfer is not the release of any guarantee or Lien.

(b)           At such time as the Loans, the other obligations under the Loan Documents (other than obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements and contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (unless Cash Collateralized or backstopped in a manner reasonably satisfactory to the Issuing Lender), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. At the request and sole expense of any Loan Party following any such termination, the Administrative Agent shall deliver to such Loan Party any Collateral held by the Administrative Agent on behalf of the Secured Parties hereunder, and execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.

(c)           Upon any sale, transfer or other Disposition by any Loan Party (other than any such sale, transfer or other Disposition to another Loan Party) of any Collateral in a transaction permitted by this Agreement, the security interests in such Collateral created by the Security Documents shall be automatically released. In addition, if any Subsidiary ceases to be a Guarantor or is or becomes an Excluded Subsidiary in accordance with the terms of this Agreement, such Subsidiary shall be automatically released from its guarantee obligations and the Liens on its assets securing the Obligations shall be automatically released. In connection with any termination or release pursuant to this clause (c), at the request and sole expense of any Loan Party, the Administrative Agent shall deliver to such Loan Party any such Collateral held by the Administrative Agent on behalf of the Secured Parties hereunder, and execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such release.

10.15        Confidentiality. Each of the Administrative Agent, the Issuing Lender and each Lender agrees to keep confidential all non-public Information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent, the Issuing Lender or any Lender from disclosing any such Information (a) to the Administrative Agent, the Issuing Lender, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 10.15, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, investors, potential investors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates and any other of its Related Parties, in each case, who need to know such Information in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (d) upon the request or demand of any Governmental Authority purporting to have jurisdiction over the Administrative Agent or such Lender or any of their respective affiliates, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law (including disclosure that is required or deemed reasonably necessary in connection with the Administrative Agent’s, such Issuing Lender’s or such Lender’s regulatory filings, public reporting obligations, or disclosures made pursuant to applicable securities laws or regulations governing business development companies), (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, other than by reason of improper disclosure by the Administrative Agent, any Lender in violation of any confidentiality obligations under this Agreement, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to Information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) in communications with any Governmental Authority in connection with Anti-Corruption Laws, Anti-Terrorism Laws, Export Control Laws or Sanctions, or (k) if agreed by the Borrower in its sole discretion, to any other Person. For the purposes of this Section 10.15, “Information” means all memoranda or other information received from or on behalf of the Borrower, in connection with the Loan Documents and the facilities under the Loan Documents, relating to the Borrower or its business. In addition, the Administrative Agent, the Issuing Lenders and the Lenders may disclose the existence of this Agreement and Information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Issuing Lenders or Lender in connection with the administration and management of this Agreement, the other Loan Documents, and the Commitments.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal, state, provincial and territorial securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal, state, provincial and territorial securities laws.

For the avoidance of doubt, nothing herein prohibits or impedes any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a Governmental Authority or self-regulatory authority without any notification to any Person.

10.16      WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17       USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

10.18       Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.19        Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.20       Permitted Encumbrances and Subordination. The inclusion of reference to any permitted encumbrances in any Loan Documents (including, without limitation, any Liens permitted by Section 7.01) is not intended to subordinate and will not subordinate, any security interest created by any of the Security Documents to any permitted encumbrance.

10.21       Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or the other Secured Parties or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such applicable Secured Parties, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such applicable Secured Parties, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any other Secured Party from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Secured Party, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any other Secured Party in such currency, the Administrative Agent or such Secured Party, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

REAL REMAX GROUP INC.

By:	/s/ Alexandra Lumpkin
	Name:	Alexandra Lumpkin
	Title:	Chief Legal Officer

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, as an Issuing Lender and as a Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Vice President

[Signature Page to the Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Constantine N. Darras
	Name:	Constantine N. Darras
	Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:	/s/ Jennifer DeFazio
	Name:	Jennifer DeFazio
	Title:	Authorized Signatory

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Joselin Fernandes
	Name:	Joselin Fernandes
	Title:	Director

By:	/s/ Fay Rollins
	Name:	Fay Rollins
	Title:	Associate Director

TEXAS CAPITAL BANK, as a Lender

By:	/s/ Austin Tabor
	Name:	Austin Tabor
	Title:	Executive Director

[Signature Page to the Credit Agreement]